UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DIEBOLD, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 17, 2006
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 17, 2006
Dear Shareholder:
      The 2006 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Kent State University (Stark) Professional Education and Conference Center, 6000 Frank Avenue, N.W., Canton, Ohio 44720, on Thursday, April 27, 2006 at 10:00 a.m. EST. For your convenience, we are pleased to offer a live webcast of the annual meeting at http://www.diebold.com.
      All holders of record of Diebold Common Shares as of March 13, 2006, are entitled to vote at the 2006 Annual Meeting.
      As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect eleven directors, (ii) ratify the appointment of KPMG LLP as independent auditors for 2006 and (iii) approve the Amended and Restated Diebold, Incorporated 1991 Equity and Performance Incentive Plan.
      Diebold’s Annual Report for the year ended December 31, 2005, is included herein. Your proxy card is enclosed. Please indicate your voting instructions and sign, date and mail this proxy card promptly in the return envelope.
      If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a live broadcast that will be available from Diebold’s web site at http://www.diebold.com. The replay can also be accessed on the site soon after the meeting for up to three months.
      We look forward to seeing those of you who will be attending the meeting.
Sincerely,

John N. Lauer Chairman of the Board	Thomas W. Swidarski President and Chief Executive Officer

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 27, 2006
10:00 a.m. EST

Dear Shareholder,
      The Annual Meeting of Shareholders of Diebold, Incorporated (the “Corporation”) will be held at the Kent State University (Stark) Professional Education and Conference Center, 6000 Frank Avenue, N.W., Canton, Ohio 44720, on April 27, 2006 at 10:00 a.m. EST, for the following purposes:

1.	To elect eleven directors;

2.	To ratify the appointment of KPMG LLP as the Corporation’s independent auditors for the year 2006;

3.	To approve the Amended and Restated Diebold, Incorporated 1991 Equity and Performance Incentive Plan; and

4.	To consider such other matters as may properly come before the meeting or any adjournment thereof.
      Your attention is directed to the attached proxy statement, which fully describes these items.
      Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
      Holders of record of Diebold Common Shares at the close of business on March 13, 2006 will be entitled to vote at the meeting.
      The enclosed proxy card is solicited, and the persons named therein have been designated, by the Board of Directors of the Corporation.

By Order of the Board of Directors

Warren W. Dettinger
Vice President, General Counsel and Secretary
March 17, 2006
(approximate mailing date)
YOU ARE REQUESTED TO COOPERATE IN ASSURING A
QUORUM BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY
AND PROMPTLY MAILING IT IN THE RETURN ENVELOPE.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT

Annual Meeting of Shareholders, April 27, 2006
      This proxy statement is furnished to shareholders of Diebold, Incorporated (the “Corporation”) in connection with the solicitation by the Board of Directors (the “Board”) of proxies that will be used at the 2006 Annual Meeting of Shareholders to be held on April 27, 2006, at 10:00 a.m. EST, or any adjournments thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.
Record Date and Share Ownership
      On March 13, 2006, the record date for the meeting, the outstanding voting securities of the Corporation consisted of 68,362,118 Common Shares, $1.25 par value per share, all of one class. Each shareholder of record as of the close of business on March 13, 2006 will be entitled to one vote for each Common Share held on that date.
Submitting and Revoking Your Proxy
      This proxy statement and accompanying form of proxy were first mailed to shareholders on or about March 17, 2006. If you complete and submit your proxy, the persons named as proxies on your proxy card (“Proxy Committee”) will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the Proxy Committee will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees set forth in “Proposal No. 1: Election of Directors.”

•	FOR ratification of the appointment of the independent auditors set forth in “Proposal No. 2: Ratification of Appointment of Independent Auditors.”

•	FOR approval of the Amended and Restated Diebold, Incorporated 1991 Equity and Performance Incentive Plan as set forth in “Proposal No. 3: Approval of Amended and Restated 1991 Plan.”
      In addition, if other matters are properly presented for voting at the annual meeting, the Proxy Committee will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the annual meeting.
      Shareholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by: notice in writing delivered to the Secretary of the Corporation; submitting a subsequently dated proxy; or attending the meeting, withdrawing the proxy and voting in person.
Cumulative Voting
      If a shareholder gives written notice to the President, any Vice President or Secretary at least forty-eight hours prior to the time fixed for holding the meeting that the shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights. In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and the votes may be cast for one nominee only or distributed among the nominees. In the event that voting at the annual meeting is to be cumulative, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the candidates nominated by the Board. However, if voting in such manner would not be effective to elect all such nominees, such votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such nominees elected.
Votes Required to Adopt Proposals
      The results of shareholder voting at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting. The Corporation intends to treat properly executed proxies that are marked “abstain” as present for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not count any broker non-votes for such purpose. The director-nominees receiving the greatest number of votes will be elected. Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. All other matters to be considered at the Annual Meeting require, for approval, the affirmative vote of a majority of Common Shares voted at the meeting in person or by proxy. Abstentions with respect to the proposal to ratify the appointment of the independent auditors will not be counted for determining the outcome of that proposal. Similarly, abstentions with respect to the proposal to approve the Amended and Restated Diebold, Incorporated 1991 Equity and Performance Incentive Plan (“1991 Plan”) will also not be counted for determining the outcome of that proposal. The Corporation does not anticipate receiving any broker non-votes at the Annual Meeting in light of the nature of the matters to be acted upon thereat; however, any broker non-votes received in respect of the ratification of the appointment of the independent auditors or the approval of the 1991 Plan will not affect the voting on such proposals.
DIRECTOR INDEPENDENCE
      The Board has determined that each of Louis V. Bockius III, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, William F. Massy, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber, which includes each of the current members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and is independent within the Corporation’s director independence standards, which reflect exactly the New York Stock Exchange (“NYSE”) director independence standards as currently in effect and as they may be changed from time to time. Accordingly, under the Corporation’s director independence standards a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer, of the Corporation;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time;

•	The director is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director or an immediate family member is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
      Thomas W. Swidarski does not meet the aforementioned independence standards because he is the President and Chief Executive Officer, and is an employee of the Corporation.

COMMUNICATIONS WITH DIRECTORS
      In accordance with the NYSE’s corporate governance listing standards, the Corporation’s non-management directors meet at regularly scheduled executive sessions without management present. The Corporation’s Chairman of the Board, John N. Lauer, is an independent director and presides at these sessions. Shareholders and interested parties may communicate with our committee chairs or with our non-management directors as a group, by sending an email to:

•	Audit Committee — auditchair@diebold.com

•	Board Governance Committee — bdgovchair@diebold.com

•	Compensation Committee — compchair@diebold.com

•	Directors — nonmanagmentdirectors@diebold.com
      Communication may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the Corporation and addressed to non-management members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether such communications require immediate attention. The Corporate Secretary will forward such communications, or a summary of such communications, to the appropriate director or directors. A majority of the independent directors of the Board approved the above-described process for determining which communications are forwarded to various members of the Board.
BUSINESS ETHICS POLICY
      All of the directors, executive officers and employees of the Corporation are required to comply with certain policies and protocols concerning business ethics and conduct (“Business Ethics Policy”). The Business Ethics Policy applies not only to the Corporation, but also to all of those domestic and international companies in which the Corporation owns or controls a majority interest. The Business Ethics Policy describes certain responsibilities that the directors, executive officers and employees have to the Corporation, to each other and to the Corporation’s global partners and communities including, but not limited to, compliance with laws, conflicts of interest, intellectual property and the protection of confidential information. The Business Ethics Policy is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
DIRECTOR COMMITTEES AND COMPENSATION
      During 2005, the Board held eight meetings and had five Committees (not including the Executive Committee, which was dissolved by Board resolution in February 2005). All of the current directors of the Corporation attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during the period.

      Below is a summary of our committee structure and membership information:

*	The Executive Committee was dissolved by Board resolution in February 2005.

[1]	Mr. Connor has announced his intention not to stand for re-election at our 2006 Annual Meeting.

[2]	Mr. Cox was appointed to the Compensation Committee and the Investment Committee as of December 1, 2005.

[3]	Ms. Fitzgerald was a member of the Audit Committee until April 28, 2005, at which time she was appointed a member of the Compensation Committee. Ms. Fitzgerald was appointed Chair of the Board Governance Committee on February 15, 2006.

[4]	Mr. Lauer succeeded Mr. Timken as Chair of the Board Governance Committee following his retirement in June 2005 until Ms. Fitzgerald was appointed in February 2006.

[5]	Mr. Roorda was appointed to the Audit Committee on April 28, 2005.

[6]	Mr. Weber was appointed to the Audit Committee and the Investment Committee as of October 1, 2005.

[7]	Mr. Timken was Chair of the Board Governance Committee and a member of the Compensation Committee until his retirement on June 30, 2005.
Audit Committee
      The current members of the Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, are William F. Massy, Chair, Louis V. Bockius III, Richard L. Crandall, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber. All members of the committee are independent. The committee met in person or telephonically ten times during 2005, and had informal communications between themselves and management, as well as with the Corporation’s independent auditors, at various other times during the year. The Board has determined that Messrs. Massy, Wallace and Weber are audit committee financial experts. The committee’s functions are described below under “Audit Committee Report.” The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Board Governance Committee
      The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Louis V. Bockius III, Richard L. Crandall, Phillip B. Lassiter and John N. Lauer. All members of the committee are independent. The committee met three times during 2005. The committee’s functions include reviewing the qualifications of potential director candidates and making recom-

mendations to the Board to fill vacancies or to expand the size of the Board, when appropriate. The committee also makes recommendations as to the composition of the various committees of the Board and as to the compensation paid to the directors for their services on the Board and on the committees. The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Compensation Committee
      The current members of the Compensation Committee are Phillip B. Lassiter, Chair, Christopher M. Connor, Phillip R. Cox, Gale S. Fitzgerald and John N. Lauer. The committee met five times during 2005. The committee’s functions are described below under “Compensation Committee Report on Executive Compensation.” The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Investment Committee
      The current members of the Investment Committee are Richard L. Crandall, Chair, Phillip R. Cox, William F. Massy, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber. The committee met one time in 2005. The committee’s functions include establishing the investment policy including asset allocation for the Corporation’s cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of the Corporation’s retirement plans and 401(k) Savings Plans to assure adequate and competitive returns. The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Information Technology Oversight Committee
      The current members of the Information Technology Oversight Committee are Richard L. Crandall, Chair, Gale S. Fitzgerald, William F. Massy and Alan J. Weber. The committee was newly formed in October 2005 and met telephonically two times. The committee’s functions include overseeing and providing guidance to management with respect to major information technology-related projects and decisions, and advising the Board on information technology-related matters facing the Corporation. The committee’s current charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Executive Committee
      The Corporation dissolved its Executive Committee in February 2005. Prior to that time, its members were John N. Lauer, Chair, Louis V. Bockius III and W. R. Timken, Jr. The committee did not hold any formal meetings in 2005. The committee’s functions included reviewing the management and operation of the business of the Corporation between meetings of the Board.
2005 COMPENSATION OF NON-EMPLOYEE DIRECTORS

		Annual Committee
	Annual Board Retainer	Retainer/Meeting Fees	Total

Louis V. Bockius III	$40,000	$14,750	$54,750
Christopher M. Connor	40,000	7,000	47,000
Phillip R. Cox	3,333	834	4,166
Richard L. Crandall	40,000	22,750	62,750
Gale S. Fitzgerald	40,000	15,500	55,500
Phillip B. Lassiter	40,000	17,000	57,000
John N. Lauer[1]	47,500	14,500	62,000
William F. Massy	40,000	21,000	61,000
Eric J. Roorda	40,000	9,750	49,750
Henry D. G. Wallace	40,000	12,000	52,000
Alan J. Weber	10,000	6,000	16,000
W. R. Timken, Jr.	20,000	7,500	27,500

[1]	Mr. Lauer’s “Annual Board Retainer” includes $7,500 received in December 2005, as a result of his appointment as non-employee Chairman of the Board on December 12, 2005. Mr. Lauer’s additional compensation as non- employee Chairman of the Board is discussed further below.

      Non-employee directors are compensated for their services as directors at the rate of $40,000 per year. The non-employee directors who are members of the Audit Committee receive $9,000 per year, and the chair of this committee receives $15,000 per year. The non-employee directors who are members of the Compensation Committee receive $7,000 per year, and the chair of this committee receives $12,000 per year. The non-employee directors who are members of the Board Governance Committee receive $5,000 per year, and the chair of this committee receives $8,000 per year. The non-employee directors who are members of the Investment Committee receive $3,000 per year, and the chair of this committee receives $5,000 per year. The non-employee directors who are members of the Information Technology Oversight Committee receive $1,500 per meeting, and the chair of this Committee receives $15,000 per year. The non-employee directors who were members of the Executive Committee at the beginning of 2005 received $3,000, and the chair of that committee received $5,000.
      The non-employee Chairman of the Board will receive additional compensation of $15,000 per month for the first six months, after which time the amount shall be reviewed by the Compensation Committee.
      A director may elect to defer receipt of all or a portion of his or her compensation pursuant to the Amended and Restated 1985 Deferred Compensation Plan for Directors. Each non-employee director may also receive an award of option rights or restricted shares under the 1991 Plan. In 2005, each non-employee director was awarded a stock option to purchase 4,500 Common Shares at an exercise price representing 100% of the average share price of the Common Shares as of the date of grant. All directors’ options which have vested prior to December 31, 2004 are entitled to reload rights as described in footnote 2 of the table entitled “Option Grants in Last Fiscal Year”.
CONSIDERATION OF DIRECTOR NOMINEES
Shareholder Nominees
      The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director of the Corporation if elected, and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Corporation, and should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. See also “Proposals of Shareholders” on page 35 of this Proxy Statement.
Director Qualifications
      In evaluating director nominees, the Board Governance Committee considers such factors as it deems appropriate, consistent with the Corporation’s Corporate Governance Guidelines and other criteria established by the Board. The Board Governance Committee’s goal in selecting directors for nomination to the Board is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable the Corporation to pursue its strategic objectives. The Board Governance Committee has not reduced the qualifications for service on the Corporation’s Board to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, the Corporation seeks, consistent with the vacancies existing on the Corporation’s Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity, integrity, and global experience would be considered a desirable addition to the Board and any committees thereof. In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for re-election to the Board.

      The Board Governance Committee makes determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include (1) whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board, (2) whether the current composition of the Board is consistent with the criteria described in the Corporation’s Corporate Governance Guidelines, (3) whether the candidate submitted possesses the qualifications that are generally the basis for selection for candidates to the Board, and (4) whether the candidate would be considered independent under the rules of the NYSE and the Corporation’s standards with respect to director independence. Final approval of any candidate will be determined by the full Board. A copy of the Corporation’s Corporate Governance Guidelines is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
Identifying and Evaluating Nominees for Directors
      The Board Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee during the year ended December 31, 2005 were Phillip B. Lassiter, Chair, Christopher M. Connor, Phillip R. Cox (beginning on December 1, 2005), Gale S. Fitzgerald (beginning on April 28, 2005) and John N. Lauer. In addition, prior to his retirement on June 30, 2005, W. R. Timken, Jr. was also a member of the Compensation Committee. No officer or employee of the Corporation served on the Compensation Committee during such period.
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
      The Board recommends that its eleven nominees for director be elected at the Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting and until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the eleven nominees. All nominees are presently members of the Board. A substantial majority of the nominees are independent as required by the rules of the NYSE. In addition, it is expected that all directors and nominees attend the Annual Meeting unless there are extenuating circumstances for nonattendance. At the time of the Annual Meeting of Shareholders in 2005, all twelve then-current directors attended.
      If for any reason any nominees are not available for election when the election occurs, the designated proxies, at their option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of nominees. The Board has no reason to believe that any nominee will be unavailable for election when the election occurs.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ITS ELEVEN NOMINEES AS DIRECTORS.

The director nominees are:

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships

Louis V. Bockius III Director since: 1978 Age — 70	Retired Chairman, Bocko Incorporated, North Canton, Ohio; Prior — Chairman, Bocko Incorporated, North Canton, Ohio (Plastic Injection Molding).

Phillip R. Cox Director since: 2005 Age — 58	President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (Financial Planning and Wealth Management Services).

Director of Cincinnati Bell Inc., Cinergy Corporation and The Timken Company.

Richard L. Crandall Director since: 1996 Age — 62	Managing Partner, Aspen Partners LLC, Aspen, Colorado (Private Equity); Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO Roundtable for Software Industry); Prior — Non-executive Chairman of the Board, Giga Information Group, Inc., Cambridge, Massachusetts (Global Technology Advisory Firm).

Director of Dreman Claymore Dividend & Income Fund; Novell, Inc.

Gale S. Fitzgerald Director since: 1999 Age — 55	Director, TranSpend, Inc., Palm Bay, Florida (Total Spend Optimization); Prior — President and CEO, QP Group, Inc., Parsippany, New Jersey (Procurement and Supply Solutions); Chairman and Chief Executive Officer, Computer Task Group, Inc., Buffalo, New York (International Information Technology Services).

Director of Health Net, Inc.

Phillip B. Lassiter Director since: 1995 Age — 62	Non-executive Chairman of the Board, Ambac Financial, Group, Inc., New York, New York; Prior — Chairman of the Board and Chief Executive Officer, Ambac Financial Group, Inc., New York, New York (Financial Guarantee Insurance Holding Company).

Director of Ambac Financial Group, Inc.; Certegy Inc.

John N. Lauer Director since: 1992 Age — 67	Non-executive Chairman of the Board, Diebold, Incorporated, Canton, Ohio; Retired Chairman of the Board, Oglebay Norton Co., Cleveland, Ohio; Prior — Chairman of the Board and Chief Executive Officer; President, Oglebay Norton Co., Cleveland, Ohio (Industrial Minerals).

Director of Menasha Corporation.

William F. Massy Director since: 1984 Age — 71	President, The Jackson Hole Higher Education Group, Inc., Jackson Hole, Wyoming, and Professor of Education and Business Administration, Emeritus, Stanford University, Stanford, California (Education).

Eric J. Roorda Director since: 2001 Age — 55	President, Procomp Agropecuária Ltda, São Paulo, Brazil (Agribusiness); Prior — Chairman of the Board and President, Procomp Amazônia Indústria Eletronica, S.A., São Paulo, Brazil (Banking and Electoral Automation).

Thomas W. Swidarski Director since: 2005 Age — 47	President and Chief Executive Officer, Diebold, Incorporated, Canton, Ohio; Prior — President and Chief Operating Officer; Senior Vice President, Strategic Development & Global Marketing; Vice President, Global Marketing, Diebold, Incorporated, Canton, Ohio.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships

Henry D. G. Wallace Director since: 2003 Age — 60	Former Group Vice President and Chief Financial Officer, Ford Motor Company (Automotive Industry). Director of Hayes Lemmerz International Inc.; Ambac Financial Group, Inc.; Lear Corporation.

Alan J. Weber Director since: 2005 Age — 56	Retired Chairman and Chief Executive Officer, U.S. Trust Corporation, New York, New York (Financial Services Business); Prior — Vice Chairman and Chief Financial Officer, Aetna Inc., Hartford, Connecticut (Health Benefits Provider).
BENEFICIAL OWNERSHIP OF SHARES
      To the knowledge of the Corporation, no person beneficially owned more than 5 percent of the outstanding Common Shares as of December 31, 2005.
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
      The following table shows the beneficial ownership of Common Shares of the Corporation, including those shares which individuals have a right to acquire, e.g., through exercise of options under the 1991 Plan, within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by each director-nominee, and includes the current and former Chief Executive Officer and the current and former Chief Operating Officer, along with the other three most highly compensated executive officers of the Corporation (such officers shall collectively be referred to as the “Named Executive Officers”), and for such persons and the other executive officers of the Corporation as a group as of March 13, 2006. Ownership is also reported as of February 28, 2006 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in the Dividend Reinvestment Plan.

	Common Shares		Percent
	Beneficially	Deferred	of
Director-Nominees:	Owned[1]	Shares[2]	Class

Louis V. Bockius III	199,677	—	0.29

Phillip R. Cox	—	—	*

Richard L. Crandall	19,464	—	0.03

Gale S. Fitzgerald	16,464	—	0.02

Phillip B. Lassiter	20,064	1,041	0.03

John N. Lauer	26,932	1,277	0.04

William F. Massy	28,622	4,609	0.04

Eric J. Roorda	327,943	—	0.48

Thomas W. Swidarski	76,112	—	0.11

Henry D. G. Wallace	7,375	—	0.01

Alan J. Weber	1,500	—	*

	Common Shares			Percent
	Beneficially		Deferred	of
Named Executive Officers:	Owned[1]		Shares[2]	Class

Michael J. Hillock President, International	188,398	3 4	32,760	0.28

David Bucci Senior Vice President, Customer Solutions Group	188,931	3 4	27,060	0.28

Warren W. Dettinger Vice President, General Counsel and Secretary	69,530	[3]	—	0.10

Daniel J. O’Brien Vice President, Global Product Marketing, Product Management and Engineering	40,425		—	0.06

All Current Director-Nominees and Executive Officers as a Group (23)	1,540,808	3 4	82,077	2.25

Former Named Executive Officers:

Walden W. O’Dell Former Chairman of the Board and Chief Executive Officer	395,302	[3]	293,940	0.58

Eric C. Evans Former President and Chief Operating Officer	10,180	[3]	7,500	0.01

[1]	Under the 1991 Plan, directors Bockius, Crandall, Fitzgerald, Lassiter, Lauer, Massy, Roorda and Wallace each have stock options to acquire 10,375; 10,375; 10,375; 12,334; 7,375; 11,118; 14,375 and 6,375 shares, respectively, within 60 days following March 13, 2006. Messrs. Swidarski, Hillock, Bucci, O’Brien, Dettinger, O’Dell and Evans have stock options issued under the 1991 Plan for 62,025; 156,100; 158,750; 35,425; 43,425, 345,000 and 10,000 shares, respectively, which are exercisable within 60 days following March 13, 2006. Collectively as a group, all director-nominees and executive officers have stock options to acquire 729,112 shares that are exercisable within 60 days following March 13, 2006 under the 1991 Plan. The shares subject to the stock options described in this footnote are included in the above table.

[2]	The deferred shares for Messrs. Lassiter, Lauer, Massy, Hillock, Bucci, O’Dell and Evans are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

[3]	Includes shares held in his or her name under the 401(k) Savings Plan over which he or she has voting power, and/or shares held in the Dividend Reinvestment Plan.

[4]	Includes shares registered as custodian or trustee for minors, shares held in trust or shares otherwise beneficially owned.

*	Less than 0.01%.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors and executive officers, and persons who own more than 10% of the Corporation’s common stock, to file with the Commission reports of ownership of the Corporation’s securities on Form 3 and changes in reported ownership on Form 4 or 5. Such directors, executive officers and 10% stockholders are also required by the Commission rules to furnish the Corporation with copies of all Section 16(a) forms they file.
      Based solely upon a review of the reports furnished to the Corporation, or written representations from reporting persons that all reportable transactions were reported, the Corporation believes that during the year ended December 31, 2005, the Corporation’s directors, executive officers and 10% stockholders timely filed all reports they were required to file under Section 16(a), except that due to administrative oversight, Mr. Swidarski inadvertently failed to report the grant of 150,000 performance-based stock options, awarded in connection with his appointment as Chief Executive Officer on December 12, 2005, within the required two-day time frame, resulting in a late Form 4 filing for Mr. Swidarski on December 15, 2005.
EXECUTIVE COMPENSATION
      The following table provides information relating to the annual and long-term compensation for the years ended 2005, 2004, and 2003 for the Named Executive Officers of the Corporation, except for Mr. Evans, who did not join the Corporation until 2004. The amounts shown include compensation for services in all capacities that were provided to the Corporation including any amounts which may have been deferred.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

				Other
				Annual	Restricted	Securities		All Other
Name and				Compen-	Stock	Underlying	LTIP	Compen-
Principal Position	Year	Salary	Bonus	sation[1]	Awards[2]	Options	Payouts	sation[3]

Thomas W. Swidarski[4]	2005	$251,042	$0	$23,688	$0	172,900	$0	$6,050
President and Chief Executive Officer	2004	224,000	111,555	42,208	0	25,000	819,750	5,140
	2003	195,000	111,000	58,696	0	20,000	244,860	306

Michael J. Hillock	2005	306,750	0	30,824	0	23,400	0	17,181
President, International	2004	300,000	145,260	35,737	101,850	25,000	819,750	6,628
	2003	285,012	243,400	59,560	0	25,000	699,600	6,196

David Bucci	2005	293,000	0	28,296	0	25,000	0	6,962
Senior Vice President, Customer Solutions	2004	281,000	172,368	41,162	69,000	25,000	819,750	6,207
	2003	267,996	228,900	53,120	0	25,000	699,600	5,621

Warren W. Dettinger	2005	242,750	0	26,757	0	8,700	0	6,349
Vice President, General Counsel and Secretary	2004	230,000	74,250	24,985	96,576	9,500	409,875	4,445
	2003	214,992	122,300	24,721	0	12,000	349,800	512

Daniel J. O’Brien	2005	305,184	0	17,952	0	8,500	0	34,359
Vice President, Global Product Marketing,	2004	310,814	156,519	19,783	276,000	8,500	0	34,881
Product Management and Engineering	2003	255,000	176,500	0	265,500	12,000	0	25,945

Former Executive Officers

Walden W. O’Dell[5]	2005	$711,250	$0	$67,036	$0	85,000	$0	$4,013,195
Former Chairman of the Board and	2004	720,000	470,016	64,487	75,169	90,000	1,639,500	98,685
Chief Executive Officer	2003	660,000	807,200	80,491	0	60,000	1,399,200	74,005

Eric C. Evans[6]	2005	464,123	0	3,577	0	30,000	0	8,260
Former President and Chief Operating Officer	2004	421,023	288,500	60,579	0	40,000	409,875	2,612
	2003	n/a	n/a	n/a	n/a	n/a	n/a	n/a

[1]	The amounts reported for 2005 for “Other Annual Compensation” consist of amounts provided to the Named Executive Officers, including tax gross-ups if any, on (a) the use of an automobile or cash in lieu thereof, (b) financial planning services, (c) club memberships, and (d) preferential dividends on incentive compensation.

	Other Annual Compensation

	(a)	(b)	(c)	(d)

Thomas W. Swidarski	$23,688	$0	$0	$0
Michael J. Hillock	21,469	0	9,355	0
David Bucci	20,555	0	7,741	0
Warren W. Dettinger	17,352	0	9,405	0
Daniel J. O’Brien	17,952	0	0	0
Walden W. O’Dell	40,359	7,842	18,835	0
Eric C. Evans	0	0	3,577	0

[2]	As of December 31, 2005, Mr. Swidarski held no restricted shares or restricted stock units (RSUs), but he held a total of 700 performance shares, with a value as of that date of $26,600; Mr. Hillock held a total of 1,985 RSUs and 1,800 performance shares, with values as of that date of $75,430 and $68,400, respectively; Mr. Bucci held a total of 1,250 restricted shares and 1,700 performance shares, with values as of that date of $47,500 and $64,600, respectively; Mr. O’Brien held a total of 5,000 restricted shares, with a value as of that date of $190,000; Mr. Dettinger held a total of 1,880 RSUs and 900 performance shares, with values as of that date of $71,440 and $34,200, respectively; Mr. O’Dell held a total of 1,465 RSUs and 5,100 performance shares, with values as of that date of $55,670 and $193,800, respectively; and Mr. Evans held no restricted shares, performance shares or RSUs. Dividends are paid on restricted shares at the same rate as paid to all shareholders, and dividend equivalents are paid on performance shares and RSUs at the same rate.

[3]	The amounts reported for 2005 for “All Other Compensation” consist of amounts representing (a) the dollar value of insurance premiums paid by the Corporation for the benefit of the executive, (b) amounts contributed for the executive under the Corporation’s 401(k) Savings Plan (for Danny O’Brien, the amounts represent contributions to his personal pension plan), (c) amounts for preferential interest earned but not paid on deferred compensation, and (d) severance benefits.

	All Other Compensation

	(a)	(b)	(c)	(d)

Thomas W. Swidarski	$515	$5,535	$0	$0
Michael J. Hillock	2,397	5,535	9,249	0
David Bucci	1,025	5,535	402	0
Warren W. Dettinger	814	5,535	0	0
Daniel J. O’Brien	3,841	30,518	0	0
Walden W. O’Dell	13,980	5,535	131,680	3,862,000
Eric C. Evans	1,725	6,535	0	0

[4]	Mr. Swidarski was appointed Chief Executive Officer on December 12, 2005. “Securities Underlying Options” for Mr. Swidarski reflects a grant of 22,900 stock options on February 10, 2005, with an exercise price of $55.23, and a grant of 150,000 performance stock options upon his appointment as Chief Executive Officer, with an exercise price of $37.87. For a further description of these performance options, as well as Mr. Swidarski’s compensation arrangements in general, see below under “Employment Contracts and Termination of Employment and Change-In-Control Agreements.”

[5]	Mr. O’Dell was asked by the Board of Directors to resign as Chairman and Chief Executive Officer, and as a director of the Corporation, on December 12, 2005. As a result of his resignation, Mr. O’Dell received severance benefits totaling $3,862,000, as more fully discussed below under “Employment Contracts and Termination of Employment and Change-In-Control Agreements.” This amount is reflected in the “All Other Compensation” column.

[6]	Mr. Evans’ employment agreement with the Corporation will not be renewed for 2006.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides information relating to stock option grants for the year 2005 for the Named Executive Officers of the Corporation. No stock appreciation rights were granted to the Named Executive Officers or other optionees during 2005.

	Individual Grants			Grant Date Value[1]

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options	Employees in	Price	Expiration	Present
Name	Granted[2] (#)	Fiscal Year	($/sh)[3]	Date	Value ($)

Thomas W. Swidarski	22,900	4.0	55.23	2/9/15	$312,127
	150,000	26.0	37.87	12/11/15	1,476,000
Michael J. Hillock	23,400	4.1	55.23	2/9/15	318,942
David Bucci	25,000	4.3	55.23	2/9/15	340,750
Daniel J. O’Brien	8,500	1.5	55.23	2/9/15	115,855
Warren W. Dettinger	8,700	1.5	55.23	2/9/15	118,581
Walden W. O’Dell	85,000	14.8	55.23	2/9/15	1,158,550
Eric C. Evans	30,000	5.2	55.23	2/9/15	408,900

[1]	The Commission authorizes the use of variations of the Black-Scholes option-pricing model for valuing executive stock options in its rules on executive compensation disclosure. The Corporation generally utilizes the Black-Scholes model to estimate the grant date present value of stock option grants. The following assumptions were used in calculating the Black-Scholes present value of the 2005 stock option grants: (a) an expected option term of four years for the Named Executive Officers; (b) an interest rate of 3.54%, which is the interest rate for a zero-coupon U.S. government issue, with a maturity of four years; (c) volatility of 29.63% calculated using the daily ending stock price for the equivalent period to the expected option term prior to grant date; and (d) a dividend yield of 1.59%, the average dividends paid annually over the last four years. On December 12, 2005, Mr. Swidarski received a one-time award of 150,000 stock options in connection with his appointment as Chief Executive Officer. These options have an exercise price equal of $37.87, vest after seven years and expire after ten years. However, the vesting of these options may be accelerated before the end of the seven-year vesting period upon the occurrence of certain events. If the Corporation’s stock trades at $50.00 per share or higher for a period of 20 consecutive trading days, 75,000 options will immediately vest; and if the Corporation’s stock trades at $60.00 per share or higher for a period of 20 consecutive trading days the remaining 75,000 options will immediately vest. The fair value of these awards was calculated to be $9.84 per option using a Monte Carlo simulation model. The assumptions used in the model were 29.63% volatility, 2.27% dividend yield and 4.55% risk-free rate. The average life of the options was calculated by the model to be 6.80 years. The fair value will be recognized over a weighted-average period of 5.17 years. There is no assurance that the value actually realized by an executive will be at or near the estimated value. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The Corporation does not advocate or necessarily agree that the Black-Scholes or Monte Carlo models can properly determine the value of an option.

[2]	All option grants were new and not granted in connection with an option repricing transaction. The term of the options is ten years, and vesting occurs at the rate of 25% annually beginning one year from the date of grant or immediately in the event of a change in control. Mr. Swidarski’s options reflect a grant of 22,900 stock options on February 10, 2005, with an exercise price of $55.23, and a grant of 150,000 performance stock options on December 12, 2005, with an exercise price of $37.87. For a further description of these performance options see below under “Employment Contracts and Termination of Employment and Change-In-Control Agreements.”

[3]	The exercise or base price per share represents the average share value of the Corporation’s Common Shares as of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES
      The following table provides information relating to stock option exercises for the year 2005 and exercisable and unexercisable stock options at December 31, 2005 for the Named Executive Officers of the Corporation. No stock appreciation rights were awarded to such individuals during the last fiscal year, and no stock appreciation rights were exercised or remained unexercised during the last fiscal year.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at 12/31/05		Money Options at 12/31/05
	Acquired		(#)		($)
	on Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Swidarski	0	$0	39,700	207,000	$124,979	$56,584
Michael J. Hillock	0	0	131,500	60,900	889,188	29,938
David Bucci	2,250	125,033	133,750	62,500	889,188	29,938
Daniel J. O’Brien	0	0	26,250	30,250	27,384	21,216
Warren W. Dettinger	0	0	32,875	24,825	112,260	14,370
Walden W. O’Dell	0	0	345,000	0	651,500	0
Eric C. Evans	0	0	10,000	60,000	0	0
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table provides information relating to the long-term incentive awards that were made in the year 2005 under the 1991 Plan for the Named Executive Officers.

	Number of	Performance or	Estimated Future Payouts Under Non-Stock
	Shares, Units	Other Period	Price-Based Plans Number of Shares
	or Other	Until Maturation
Name	Rights (#)	or Payout	Threshold (#)	Target (#)	Maximum (#)

Thomas W. Swidarski	9,200	1/1/05-12/31/07	2,760	9,200	18,400
Michael J. Hillock	9,400	1/1/05-12/31/07	2,820	9,400	18,800
David Bucci	9,400	1/1/05-12/31/07	2,820	9,400	18,800
Daniel J. O’Brien	3,800	1/1/05-12/31/07	1,140	3,800	7,600
Warren W. Dettinger	3,700	1/1/05-12/31/07	1,110	3,700	7,400
Walden W. O’Dell	19,000	1/1/05-12/31/07	5,700	19,000	38,000
Eric C. Evans	15,000	1/1/05-12/31/07	4,500	15,000	30,000
      The table above presents information about performance shares awarded during the year pursuant to the 1991 Plan. Each performance share that is earned out entitles the holder to the then current value of one Common Share. Payouts of awards are tied to achievement of management objectives based upon a comparison of the Corporation’s relative total shareholder return against the average total shareholder return of a peer group of companies and the average total shareholder return of the S&P MidCap 400 Index. For a more detailed description of the performance criteria, see the “Compensation Committee Report on Executive Compensation” below. The measures are calculated over the three-year period shown in the table above over the period from January 26, 2005 through the day of the Corporation’s annual earnings release in January 2008. No amount is payable unless the threshold amount is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if the Corporation achieves the maximum performance measure.

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
remaining available for
	Number of securities to	Weighted-average exercise	future issuance under
	be issued upon exercise	price of outstanding	equity compensation plans
	of outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,082,865	$39.37	1,734,847
Equity compensation plans not approved by security holders	—	—	—

Total	4,082,865	$39.37	1,734,847

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS
      The Corporation has entered into agreements with each of the Named Executive Officers, and certain other executives, providing that in the event of any change in control of the Corporation through the acquisition of 20 percent or more of the outstanding voting securities of the Corporation, certain changes in the composition of the Corporation’s Board, or by merger or consolidation of the Corporation into, or sale of substantially all of its assets to, another corporation, such persons would continue their employment with the Corporation in their present positions for a term of three years following such change in control. During such term of employment, each of the Named Executive Officers would be entitled to receive base compensation and to continue to participate in incentive and employee benefit plans at levels no less favorable to him or her than prior to commencement of the term.
      In the event of the termination of such person’s employment under certain circumstances after a change in control of the Corporation, such person would be entitled to receive a payment in the amount of twice such person’s prior base salary (except for the Chief Executive Officer who would be entitled to three times base salary) and to continue to participate in certain employee benefit plans for up to two years. None of the agreements will become operative until a change in control of the Corporation has occurred, prior to which time the Corporation and such persons each reserve the right at any time, with or without cause, to terminate his or her employment relationship. The Corporation has established trusts to secure, among other things, the payment of amounts that may become payable pursuant to these agreements and to reimburse such persons for expenses incurred in attempting to enforce the Corporation’s obligations pursuant to these agreements and certain other arrangements. These trusts will be funded only in connection with or in anticipation of a change in control of the Corporation.
Employment Agreement of Walden W. O’Dell
      The Corporation entered into an employment agreement with Mr. O’Dell when he joined the Corporation on November 1, 1999. This agreement provided for a term of employment of three years with automatic one-year renewals thereafter unless either party notified the other at least twelve months before the scheduled expiration date that the term is not to renew. During the term of the agreement, Mr. O’Dell was entitled to base salary of at least $500,000 per year, and an annual bonus opportunity equal to at least 100% of his base salary. Mr. O’Dell’s agreement also provided certain severance benefits in the event his employment was terminated under certain circumstances.
      As noted above, Mr. O’Dell was asked by the Board to resign as Chairman and Chief Executive Officer, and as a Director of the Corporation, on December 12, 2005. As a result, pursuant to his employment agreement Mr. O’Dell has received, or will receive, the following severance benefits:

•	a lump sum payment equal to his base salary for a period of 24 months;

•	a lump sum payment equal to his pro rata annual cash bonus compensation for 2005 based upon the higher of his actual cash bonus award for 2004 or his target bonus for 2005;

•	a lump sum payment equal to his annual cash bonus compensation for a period of 24 months, based on the higher of his actual bonus award for 2004 or his target bonus for 2005;

•	immediate vesting of any unvested stock options, exercisable for the remainder of their ten-year option term;

•	a pro-rata portion of any performance share awards that are paid out for the 2003-2005, 2004-2006, and 2005-2007 performance periods;

•	health and other benefits for a period of 24 months;

•	executive placement services for a period of 12 months; and

•	24 months credit for SERP benefits.
Employment Agreement of Eric C. Evans
      The Corporation also entered into an employment agreement with Mr. Evans when he joined the Corporation on January 26, 2004. Mr. Evans’ agreement provides for a term of employment of two years with automatic one-year renewals thereafter unless either party notified the other in writing at least 90 days before the scheduled expiration date that the term is not to be renewed. Under his agreement, Mr. Evans was entitled to base salary of at least $450,000 per year, with an initial annual bonus opportunity equal to 150% of his base salary. Mr. Evans’ agreement also provided for the payment of severance compensation in the event his employment terminates under certain circumstances, including two years’ salary, bonus and specified benefits if his employment was terminated by the Corporation without cause.
      On September 21, 2005, the Corporation notified Mr. Evans that the term of his employment agreement would not be renewed.
Employment Arrangements of Thomas W. Swidarski
      In connection with his appointment as Chief Executive Officer, the Corporation will be entering into an employment agreement with Mr. Swidarski. Mr. Swidarski’s agreement will entitle him to a base salary of at least $550,000 per year, with an initial annual bonus opportunity equal to 100% of his base salary at target, up to a maximum of 200% of base salary. In addition, it is also anticipated that his employment agreement will provide customary renewal provisions and provisions for severance compensation in the event his employment terminates under specified circumstances.
      In addition, upon his appointment as Chief Executive Officer, Mr. Swidarski received a one-time award of 150,000 “performance” options, with a seven-year maturity, at an exercise price of 100% of the fair market value as of the date of grant. The vesting of these options may be accelerated upon the occurrence of certain events: 50 percent when the price of the Corporation’s stock trades at $50.00 per share or higher for a period of 20 consecutive trading days, and the remaining 50 percent when the price of the Corporation’s stock trades at $60.00 per share or higher for a period of 20 consecutive trading days.
PENSION PLAN TABLE
      The Named Executive Officers, excluding Mr. Evans and Mr. O’Brien, are eligible to participate in a qualified non-contributory defined benefit retirement plan (“Qualified Retirement Plan”). In addition, the Named Executive Officers, excluding Mr. Evans and Mr. O’Brien, and one additional executive officer participates in an unfunded non-qualified supplemental retirement plan (“Supplemental Retirement Plan I”). The Supplemental Retirement Plan I is henceforth closed to new participants. Prospectively, executives not currently participating in the Supplemental Retirement Plan I may be eligible to participate in the Supplemental Retirement Plan II. Mr. Evans and Mr. Swidarski participate in the Supplemental Retirement Plan II.
Qualified Retirement Plan
      Benefit levels under the Qualified Retirement Plan are based on years of service (subject to a maximum of 30 years), final average compensation (which is a five-year average of the Salary and Bonus, as reflected in the Summary Compensation Table but limited to $210,000 in 2005), and the participant’s individual “Covered Compensation”, as defined under the Internal Revenue Code.
Supplemental Retirement Plan I
      The Supplemental Retirement Plan I provides a supplemental monthly retirement benefit so that a participant’s total retirement benefit from the Qualified Retirement Plan and the Supplemental Retirement Plan I, plus one-half of the participant’s anticipated Social Security benefit payable at age 62, equals 65% (prorated for less than 15 years of service) of the participant’s final average compensation received from the Corporation during the highest five consecutive years of the last ten calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Supplemental Retirement Plan I benefits are payable at age 62 on a joint & survivor basis, if married, and a single life basis, if single at retirement. A participant may also elect, subject to the approval of the Compensation Committee of the Board, to receive benefits in the form of a lump sum payment at retirement. In no case will less than five years of benefit payments be made to the participant, his or her spouse and/or beneficiary, as applicable. Benefits are available to participants electing early retirement at age 60 (on a reduced basis) or who become disabled while employed. Benefits are also available to participants whose employment is involuntarily terminated with no service requirement. Reduced benefits (computed at 55% of final average compensation, rather than 65%) are available to participants who voluntarily terminate employment after completing ten years of service. Accrued benefits under the Supplemental Retirement Plan I are fully vested in the event of a change in control of the Corporation. The Supplemental Retirement Plan I is now closed to new participants.
      Table A sets forth the estimated annual benefits for both the Qualified Retirement Plan and the Supplemental Retirement Plan I upon retirement at age 62 to the executive officers who elect to retire and receive an annuity. The benefit amounts shown in this table are in addition to any benefits to which the participant might be entitled under the Social Security Act, and assume that the Supplemental Retirement Plan I and the Social Security Act continue unchanged and that one-half of each participant’s anticipated Social Security benefit is $9,180 per year at age 62.
TABLE A
RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN I
Estimated Annual Benefit Payable At Age 62

Average	Years of Service
Compensation
At Age 62	5 Years	10 Years	15+ Years

$300,000	$55,820	$120,820	$185,820
500,000	99,153	207,487	315,820
700,000	142,487	294,153	445,820
900,000	185,820	380,820	575,820
1,100,000	229,153	467,487	705,820
1,300,000	272,487	554,153	835,820
1,500,000	315,820	640,820	965,820
1,600,000	337,487	684,153	1,030,820
1,700,000	359,153	727,487	1,095,820
1,800,000	380,820	770,820	1,160,820
Supplemental Retirement Plan II
      The Supplemental Retirement Plan II provides a supplemental monthly retirement benefit so that a participant’s total retirement benefit from the Qualified Retirement Plan and the Supplemental Retirement Plan II, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (prorated for less than 30 years of service) of the participant’s final average compensation received from the Corporation during the highest five consecutive years of the last ten calendar years of employment. Compensation is defined for this purpose as Salary plus Bonus accrued for each such calendar year. The Supplemental Retirement Plan II benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. A participant may also elect, subject to the approval of the Compensation Committee of the Board, to receive benefits in the form of a lump sum payment at retirement. Benefits are available to participants electing early retirement at age 60 (on a reduced basis) or who become disabled while employed. Benefits are also available to participants whose employment is involuntarily terminated with no service requirement.
      Reduced benefits (computed as the excess of the benefit payable to the participant under the terms of the Qualified Retirement Plan without regard to statutory limits over the benefit payable under the terms of the Qualified Retirement Plan) are available to participants who voluntarily terminate employment after completing ten years of service. Accrued benefits under the Supplemental Retirement Plan II are fully vested in the event of a change in control of the Corporation. The Supplemental

Retirement Plan II replaces the Supplemental Retirement Plan I for incoming eligible executives.
      Table B sets forth the estimated annual benefits for both the Qualified Retirement Plan and the Supplemental Retirement Plan II upon retirement at age 65 to the executive officers who elect to retire and receive an annuity. The benefit amounts shown in this table are in addition to any benefits to which the participant might be entitled under the Social Security Act, and assume that the Supplemental Retirement Plan II and the Social Security Act continue unchanged and that one-half of each participant’s anticipated Social Security benefit is $11,766 per year at age 65.
TABLE B
RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN II
Estimated Annual Benefits Payable At Age 65

Average	Years of Service
Compensation
At Age 65	5 Years	10 Years	15 Years	20 Years	25 Years	30+ Years

$300,000	$13,234	$38,234	$63,234	$88,234	$113,234	$138,234
500,000	29,901	71,567	113,234	154,901	196,567	238,234
700,000	46,567	104,901	163,234	221,567	279,901	338,234
900,000	63,234	138,234	213,234	288,234	363,234	438,234
1,100,000	79,901	171,567	263,234	354,901	446,567	538,234
1,300,000	96,567	204,901	313,234	421,567	529,901	638,234
1,500,000	113,234	238,234	363,234	488,234	613,234	738,234
1,600,000	121,567	254,901	388,234	521,567	654,901	788,234
1,700,000	129,901	271,567	413,234	554,901	696,567	838,234
1,800,000	138,234	288,234	438,234	588,234	738,234	888,234
      As of December 31, 2005, the number of years of service for the Named Executive Officers is as follows: Mr. Bucci, 28.3 years; Mr. Dettinger, 18.5 years; Mr. Evans, 3.8 years; Mr. Hillock, 26.8 years; Mr. O’Dell, 15.0 years; and Mr. Swidarski, 9.3 years. Mr. O’Brien does not participate in either supplemental retirement plan. Under the terms of Mr. O’Dell’s employment agreement, the number of years of service includes seven years of service upon commencing his employment by the Corporation and an additional 24 months of service upon his separation from service. These years of service are to be taken into account in determining his accrued benefit under the Supplemental Retirement Plan I. Mr. O’Dell’s employment agreement also provided that he is fully vested in his accrued benefit under the Supplemental Retirement Plan I. The number of years of service granted to Mr. Evans will be double his actual years of service as provided under his employment agreement upon commencing his employment by the Corporation. These years of service are to be taken into account in determining his accrued benefit under the Supplemental Retirement Plan II upon any termination of employment. Mr. Evans’ employment agreement also provided that he is fully vested in his accrued benefit under the Supplemental Retirement Plan II.
COMPENSATION COMMITTEE REPORT
Overview of Compensation Philosophy and Program
      As noted above, the Compensation Committee (the “Committee”) is comprised of Phillip B. Lassiter, Chair, Christopher M. Connor, Phillip R. Cox, Gale S. Fitzgerald, and John N. Lauer. Each member meets the independence standards of the NYSE listing requirements.
      The Committee administers the Corporation’s executive compensation program. The role of the Committee is to oversee the Corporation’s compensation plans and policies, administer its stock plans (including reviewing and approving equity grants to executive officers) and annually review and approve all compensation decisions relating to executive officers, including those for the Chief Executive Officer (“CEO”) and the other Named Executive Officers. The Committee also assesses achievement of corporate and individual goals by the executive officers under the Corporation’s annual and long-term incentive plans. The Committee reviews the management succession plan and proposed changes to any benefit plans of the Corporation such as retirement plans, deferred compensation plans and section 401(k) savings plans.
      The Committee’s charter reflects these various responsibilities, and the Committee reviews the charter annually to determine if any changes need to be recommended to the Board. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. In accordance with the Committee’s charter and in order to assess the competitiveness of the Corporation’s executive compensation in the marketplace, the Committee periodically retains independent executive compensation consultants to review and evaluate each of the major elements of the Corporation’s compensation program. The Committee’s charter is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
General Compensation Philosophy
      The Committee’s compensation philosophy is to provide a total compensation package for its Named Executive Officers and other executive officers that will:

•	Enable the Corporation to attract, retain and motivate superior quality executive officers.

•	Link the financial interests of executive officers with those of shareholders, through short- and long-term incentive plans clearly tied to corporate, business unit and individual performance.

•	Provide total compensation opportunities commensurate with the Corporation’s performance and consistent with a peer group of companies.

•	Encourage substantial share ownership by executive officers.
      The Committee’s principal function in furtherance of these goals is to establish a total compensation program for executive officers that consists of the following:

•	Base Salary Compensation

•	Annual Cash Bonus Compensation

•	Long-Term Incentive Compensation

•	Other Benefits
      Consistent with its philosophy, the Committee believes that the executive officers’ base salaries should be below the median base salary of a peer group of companies similar to the Corporation in size and industry (the “Peer Group”), with target cash bonus levels slightly above the median of the Peer Group to produce competitive target total cash compensation, and target long-term incentive compensation levels that are above the median of the Peer Group to produce total direct compensation that has the potential to exceed market medians.
      The Peer Group used by the Corporation is comprised of forty-three peer companies selected based on similarity to the Corporation’s line of business and similar market capitalization, providing a broad sample of peer companies and a reliable range of comparable executive compensation. The companies that comprise the Corporation’s Peer Group for 2005 are identified under the heading “Performance Graph” below.
      In addition to reviewing executive officers’ compensation against the Peer Group, the Committee also considers recommendations from the CEO regarding total compensation for those executives reporting directly to him. Further, management provides to the Committee historical and prospective breakdowns of the total compensation components for each executive officer.
Total Compensation
      The Committee feels that the executive officers’ total compensation (consisting of base salary, annual cash bonus, long-term incentive compensation, and stock options), should be at or above the average total compensation for the Peer Group provided the Corporation meets or exceeds its performance expectations, and below the peer group average when it does not. In addition, it is intended that a significant proportion of the executive officers’ total compensation is variable and dependent on the overall performance of the Corporation. The Committee feels that this objective can be achieved through appropriate design of long-term incentive compensation.
      The Corporation’s annual cash bonus compensation provides reward opportunities for performance over a shorter period of performance, while its long-term incentive compensation rewards performance over a longer period, usually three years, with rewards based upon the achievement of individual goals and overall corporate performance. In addition, stock options granted to executive officers provide value to the recipient only upon the price appreciation of the Common Shares.
Base Salary Compensation
      The base salary for all executive officers is reviewed annually, as well as at the time of a promotion or other change in responsibilities. This review includes an analysis of past and expected future performance of the executive officers, as well as the responsibilities and qualifications of the executive officers individually and the performance of the Corporation in comparison with the Peer Group. As noted above, the Committee endeavors, over time, to provide base salary to its executive officers slightly below the median base salary of the Peer Group. For 2005, management recommended, and the Committee concurred with, modest increases in salaries, amounting to an increase of less than 5% overall compared with salaries for 2004. The 2005 salaries for the Named Executive Officers are set forth above under the heading “Summary Compensation Table”.
Annual Cash Bonus Compensation
      In 2005, the Board adopted, and the shareholders approved, the Diebold, Incorporated Annual Cash Bonus Plan (“Bonus Plan”) in order to provide the Named Executive Officers, other executive officers and key managers of the Corporation with incentives for superior performance. In general, the participants with the greatest responsibility have the highest proportion of their cash compensation tied to the Bonus Plan.
      The Bonus Plan awards are determined as a percentage of each executive officer’s base salary. At the start of each year, the Committee specifies the performance measures, referred to as “Management Objectives”, to be used in determining an executive officer’s right to receive a bonus under the Bonus Plan. Management Objectives may be comprised of any one or a combination of specified levels of, growth in or relative Peer Group performance in one or more of the following: earnings per share; return on invested capital; return on total capital; return on assets; return on equity; total shareholder return; growth in net income, revenue, cash flow or operating profit; and/or productivity improvement. The Committee also specifies a minimum level of achievement below which no bonus payment will be made, as well as a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level, up to a maximum level.
      For 2005, the potential target bonuses for the Named Executive Officers ranged from 50% to 105% of base salary depending on the officer’s position, with a maximum bonus payout of 200% of target. Further, at the beginning of 2005, the Committee established Management Objectives that were based on the Corporation’s earnings per share. The Committee established the threshold at a level that required the Corporation to reach earnings per share of $2.77 before any payout could occur, with the maximum payout if the Corporation reached earnings per share of $3.05. In 2005, the Corporation did not achieve the threshold performance level, and therefore, the executive officers did not receive annual cash bonus compensation.
Long-Term Incentive Compensation
      The Committee believes that equity-based compensation ensures that the Corporation’s executive officers, including the Named Executive Officers, have a continuing stake in the long-term success of the Corporation. The 1991 Plan affords flexibility in the types of awards that can be made for a long-term period. In 2005, as in prior years, the Committee granted long-term incentive compensation to executive officers in the form of performance share awards and stock option awards pursuant to the 1991 Plan.
Performance Share Awards
      The Committee established awards for executive officers, including the Named Executive Officers, for the performance period of January 1, 2005 through December 31, 2007. These awards are determined according to the participant’s level of responsibility and do not vary based on individual performance. Payments pursuant to the awards are determined by using non-discretionary performance measures. Beginning with the 2005-2007 performance period, these performance measures were based on a comparison of the Corporation’s relative total shareholder return against:

•	the average total shareholder return of the Peer Group; and

•	the average total shareholder return of the S&P MidCap 400 Index — in which the Corporation is included as a constituent.
      These two performance measures are weighted equally. If the performance of the Corporation is below the threshold level relative to the Peer Group and the S&P MidCap 400 Index, then no performance shares will be earned. To the extent the Corporation’s performance on either or both measures exceeds the threshold performance level relative the Peer Group and the S&P MidCap 400 Index, then a varying amount of shares of common stock up to the maximum will be earned.
      The number of performance shares that the Named Executive Officers may earn at the end of the 2005-2007 performance period is shown above under the heading “Long-Term Incentive Plans — Awards in the Last Fiscal Year”. The payout from the performance share award program can range from 0% to 200% of the target awards.

      The total number of shares earned by each of the Named Executive Officers for the performance period of January 1, 2003 through December 31, 2005 is shown above under the heading “Summary Compensation Table”. Unlike the 2005-2007 performance period, however, the performance measures used for the 2003-2005 performance period were based on the achievement of specified levels of the following:

•	growth in earnings per share (weighted 50%);

•	return on total capital (weighted 25%); and

•	relative total shareholder return (weighted 25%).
      In reviewing the payout of performance shares for the 2003-2005 performance period, the Committee determined that the Corporation did not achieve threshold levels of performance under these performance measures, and therefore, the executive officers, including the Named Executive Officers, did not receive performance shares for this performance period.
Stock Options
      In addition to performance shares, during 2005 the Committee granted stock option awards to the executive officers, including the Named Executive Officers. The Committee continues to believe that for executive officers, including the Named Executive Officers, stock options awards provide an essential compensation component. Stock options align the interests of the executive officers directly with those of the Corporation’s shareholders since no benefit inures unless stock price appreciation occurs over a period of years.
      In determining the number of stock option grants to executive officers, the Committee bases its decision on such considerations as recommendations of the Committee’s compensation consultant, the target total compensation for the Peer Group, the value of the stock option grants as determined by the Black-Scholes option valuation method, Company performance against the strategic plan, an individual’s performance against the individual’s objectives, and the allocation of overall shares attributed to executive officers and required under the Corporation’s stock ownership guidelines, discussed below.
      Additional information on the stock options awards granted to the Named Executive Officers in 2005 is included above under the heading “Option Grants in Last Fiscal Year”. As noted above, the stock option awards vest at the rate of 25% annually beginning one year from the date of grant.
Other Benefits
      The Corporation also provides other benefits to its executive officers, including the Named Executive Officers, such as medical, dental and life insurance, in a similar fashion to those provided to all other U.S.-based associates. In addition, the Corporation provides its executive officers with the opportunity to defer their incentive compensation, such as performance share awards that are earned and otherwise would be paid under 1991 Plan. Annual cash bonus compensation may also be deferred and, beginning in 2006, deferred cash may be allocated by the individual among a group of funds mirroring the Corporation’s 401(k) plan funds. Previously, the deferred cash accounts were administered by the Corporation and earned a default rate of Moody’s Seasoned Bond Rate plus 3%. However, during 2005 the Committee determined that the use of a single rate of interest was not consistent with market practice and approved the transition to the 401(k) “mirror” plan.
      Finally, perquisites, such as automobile allowance, financial planning services and club memberships are made available to the executive officers, including the Named Executive Officers. The Committee periodically reviews the perquisites provided to the executive officers in order to compare the Corporation’s practices with those of its peers in the marketplace.
Stock Ownership Guidelines
      Since 1996, the Corporation has maintained stock ownership guidelines for its executive officers, including the Named Executive Officers. For purposes of the guidelines, “stock ownership” is defined to include stock owned by the officer directly and beneficially (i.e., through joint tenancy, spouse, custodial, etc.), and including unvested restricted shares, deferred shares and shares owned through the individual’s 401(k) savings plan account on an after-tax basis, assuming an average rate of tax of 42%. Outstanding stock options and unearned performance shares do not count toward the ownership levels.
      The Committee and the Board believe that it is important that each executive officer have a substantial investment in the Corporation, thereby linking an executive officer’s interests with other shareholders. The guidelines set forth a specific target level of ownership based upon a multiple of base salary. The target levels are:

•	four times salary for Group Vice Presidents and Vice Presidents;

•	six times salary for Executive Vice Presidents and Senior Vice Presidents;

•	eight times salary for the President and Chief Operating Officer; and

•	ten times salary for the Chief Executive Officer.
      Periodic adjustments may be considered, and discretion may be used in certain instances. The Committee reviews progress toward the target levels of ownership on an annual basis.
Chief Executive Officer Compensation
      Effective December 12, 2005, Walden W. O’Dell resigned as Chairman and CEO of the Corporation and as a member of the Board, and Thomas W. Swidarski was appointed CEO. The Committee and full Board were actively involved in the compensation and severance arrangements relating to these decisions. The Committee believes that the Corporation has put in place a highly capable and motivated management team to improve the Corporation’s future results. The compensation decisions that were made with respect to each of the individuals who served as CEO during 2005 as well as the process for determining such amounts are described below.
Compensation for Walden W. O’Dell
      In early 2005, the Committee reviewed Mr. O’Dell’s achievement of specified objectives in setting his base salary and target bonus for the year, including increases in revenue (growth rate of 13%), earnings per share (growth rate of 11%, excluding certain one-time charges), and operating profit (record high).
      As a result for 2005, the Committee set Mr. O’Dell’s base salary at $750,000 and his annual cash bonus target at 105% of his base salary. There were no other changes in Mr. O’Dell’s compensation during 2005. In addition, Mr. O’Dell was granted a performance share grant covering the performance period of January 1, 2005 through December 31, 2007. Mr. O’Dell’s payout for the 2005-2007 performance period was set at 5,700 shares at threshold, 19,000 shares at target and 38,000 shares at maximum. Further, in 2005 Mr. O’Dell was granted a stock option for 85,000 shares at $55.23 per share, which represented the average share price as of the date of grant. Additional information on his stock option is included above under the heading “Option Grants in Last Fiscal Year”.
      The Board asked Mr. O’Dell to resign as Chairman and CEO on December 12, 2005. Under the terms of his employment agreement, upon his termination Mr. O’Dell was entitled to receive: a lump sum payment equal to his base salary for a period of 24 months following his resignation, in the amount of $1,500,000; a lump sum payment of his pro rata annual cash bonus compensation for 2005 based upon the higher of his actual cash bonus award for 2004 or his target bonus for 2005, in the amount of $787,000*; and a lump sum payment of his annual cash bonus compensation for a period of 24 months following his resignation, based on the higher of his actual bonus award for 2004 or his target bonus for 2005, in the amount of $1,575,000*. Additionally, all of Mr. O’Dell’s unvested stock options became immediately exercisable for the remainder of their ten-year option term. Finally, Mr. O’Dell will receive a pro-rata portion of any performance share awards that are paid out for the 2003-2005, 2004-2006, and 2005-2007 performance periods.
      For a further description of Mr. O’Dell’s severance arrangements and payouts, see above under the headings “Employment Contracts and Termination of Employment and Change-in-Control Agreements” and “Summary Compensation Table”, respectively.
Compensation for Thomas W. Swidarski
      The Committee and the Board recognized the need to hire a CEO for the Corporation who would enhance operational excellence and significantly improve the Corporation’s financial results for the benefit of its shareholders, employees and partners. After thorough discussions, the Board appointed Thomas W. Swidarski as CEO. Mr. Swidarski had served as President and Chief Operating Officer of the Corporation since October 2005. Prior to that time he held several senior-level operational, marketing, strategic and business development positions with the Corporation since 1996.
      Under his new employment arrangement with the Corporation, Mr. Swidarski’s base salary was set at $550,000 and his annual cash bonus target for 2006 was set at 100% of base salary. Further, Mr. Swidarski’s payout for the 2006-2008 performance period was set at 20,000 shares at target. Additionally, in connection with his promotion the Board approved a special one-time grant of performance-based options to Mr. Swidarski exercisable for 150,000 common shares.
      As with all of the executive officers, Mr. Swidarski is not eligible for any annual cash bonus compensation as

*	Mr. O’Dell’s target bonus was 105% of his 2005 base salary of $750,000.

a result of the Corporation failing to exceed the performance threshold level previously established by the Committee. Any performance shares or stock options grants awarded to Mr Swidarski and shown above under the headings “Summary Compensation Table” and “Option Grants in Last Fiscal Year”, respectively, were earned otherwise than in his capacity as CEO.
      For a further description of Mr. Swidarski’s employment arrangements, see above under the heading “Employment Contracts and Termination of Employment and Change-in-Control Agreements”.
Compliance with Federal Tax Legislation
      Section 162(m) of the Internal Revenue Code generally precludes the Corporation and other public companies from taking a tax deduction for compensation in excess of $1 million that is not performance-based and is paid, or otherwise taxable, to the Named Executive Officers. In order to qualify as performance-based compensation, the applicable compensation plan must have been approved by the Corporation’s shareholders. The Corporation has taken steps that are intended to ensure the Corporation is not adversely affected by Section 162(m) by obtaining shareholder approval of the Cash Bonus Plan and by structuring certain grants under the shareholder-approved 1991 Plan to qualify as performance-based compensation. Additionally, the Corporation has a policy pursuant to which certain senior executive officers have entered into agreements to automatically defer amounts affected by the $1 million limitation until such time as the limitation no longer applies.
      The foregoing report on 2005 executive compensation was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.
The Compensation Committee:
Phillip B. Lassiter, Chair
Christopher M. Connor
Phillip R. Cox
Gale S. Fitzgerald
John N. Lauer

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative shareholder return, which includes the reinvestment of cash dividends, of the Corporation’s Common Shares with the cumulative total return of (i) the S&P Composite 500 Stock Index, (ii) the S&P MidCap 400, (iii) the Peer Group of companies selected by the Corporation based on similarity to the Corporation’s line of business and similar market capitalization. The comparison covers the five-year period starting December 31, 2000 and ended December 31, 2005. The comparisons in this graph are required by rules promulgated by the Commission and are not intended to forecast future performance of the Corporation’s Common Shares.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

Diebold, Incorporated	$100	$124	$128	$170	$179	$124

S&P 500®	$100	$88	$69	$88	$98	$103

S&P Mid Cap 400©	$100	$99	$85	$115	$134	$151

Custom Composite Index (43 Stocks)	$100	$81	$69	$104	$120	$132

The Custom Composite Index consists of 3Com Corp, Affiliated Computer Services — Class A, American Power Conversion, Ametek Inc., Avaya Inc., Benchmark Electronics Inc., Bisys Group Inc., Certegy Inc. (starting 3Q01), Cooper Industries Ltd., Corning Inc., Crane Co., Danaher Corp, Deluxe Corp, Donaldson Co., Inc., Dover Corp, Fiserv Inc., Fisher Scientific International Inc., FMC Technologies Inc. (starting 3Q01), Genlyte Group Inc., Harris Corp, Hubbell Inc. — Class B, International Game Technology, ITT Industries Inc., Lennox International Inc., Mettler-Toledo International Inc., NCR Corp, Pall Corp, Parker- Hannifin Corp, Perkinelmer Inc., Pitney Bowes Inc., Rockwell Automation, Rockwell Collins Inc. (starting 3Q01), Sauer-Danfoss Inc., Scientific-Atlanta Inc., Sungard Data Systems Inc. (thru 2Q05), Teleflex Inc., Thermo Electron Corp, Thomas & Betts Corp, Titan Corp (thru 2Q05), Unisys Corp, Intermec Inc. (formerly UNOVA Inc.), Varian Medical Systems Inc. and York International Corp.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF AUDIT COMMITTEE
      As noted above, the Audit Committee is comprised of William F. Massy, Chair, Louis V. Bockius III, Richard L. Crandall, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber. Each member of the committee is independent as defined in Section 303A.02 of the NYSE listing standards. The primary duties and responsibilities of the committee are as follows: (a) to monitor the adequacy of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (b) to monitor the independence and performance of the Corporation’s outside auditors and internal auditing department; and (c) to provide an avenue of communication among the outside auditors, management, the internal audit organization and the Board. The Board has adopted an Audit Committee Charter, which is available on the Corporation’s web site at http://www.diebold.com or by written request to the Corporate Secretary.
      The Audit Committee has reviewed and discussed with the Corporation’s management and KPMG LLP, the Corporation’s independent auditors, the audited financial statements of the Corporation contained in the Corporation’s Annual Report to Shareholders for the year ended December 31, 2005. The Audit Committee has also discussed with the Corporation’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).
      The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Corporation by KPMG LLP is compatible with maintaining its independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission.
      The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.
The Audit Committee:
William F. Massy, Chair
Louis V. Bockius III
Richard L. Crandall
Eric J. Roorda
Henry D. G. Wallace
Alan J. Weber

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      KPMG LLP acted as the Corporation’s independent auditors during the past fiscal year, and has so acted since 1965.
      The Audit Committee has again appointed KPMG LLP to examine the accounts and other records of the Corporation for the fiscal year ending December 31, 2006. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment; the Audit Committee will reconsider its selection.
      KPMG LLP has no financial interest, direct or indirect, in the Corporation or any subsidiary.
      A representative of KPMG LLP is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.
Audit and Non-Audit Fees
      The following table shows the fees billed to the Corporation for professional audit and other services provided by KPMG LLP for fiscal 2005 and 2004.

	2005	2004

Audit Fees[1]	$2,334,700	$2,354,000
Audit-Related Fees [2]	564,870	76,000
Tax Fees[3]	755,095	1,233,000
All Other Fees[4]	0	0

Total	$3,654,665	$3,663,000

[1]	“Audit Fees” consist of fees billed for professional services rendered for the audit of the Corporation’s annual financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]	“Audit-Related Fees” consist of fees billed primarily for employee benefit plan audits and other attestation services.

[3]	“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[4]	“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. The Corporation generally doesn’t request such services from the independent auditors.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Corporation’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.
      These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to William F. Massy, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Massy must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. None of the services rendered by the independent auditors under the categories “Audit — Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF AUDITORS.

PROPOSAL NO. 3:
APPROVAL OF AMENDED AND RESTATED 1991 PLAN
General
      The 1991 Plan has afforded the Board and the Compensation Committee the ability to offer a variety of compensatory awards designed to advance the interests and long-term success of the Corporation by encouraging stock ownership among key employees and, correspondingly, increasing their personal involvement with the future of the Corporation. In order to continue to enhance the Corporation’s ability to attract and retain officers and key employees, the Board amended and restated the plan on February 15, 2006 (the “Amended and Restated 1991 Plan”), and the Corporation is now seeking shareholder approval of the Amended and Restated 1991 Plan.
      The primary reason for seeking shareholder approval of the Amended and Restated 1991 Plan at this time is to seek shareholder re-approval of the material terms of the performance goals under the Amended and Restated 1991 Plan in order to comply with the requirement under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) that such terms be re-approved every five years.
      A summary of Section 162(m), as well as the principal changes to the Amended and Restated 1991 Plan are set forth below, followed by a summary description of the entire Amended and Restated 1991 Plan. The full text of the Amended and Restated 1991 Plan is annexed to this Proxy Statement as Appendix A, and the following summaries are qualified in their entirety by reference to Appendix A.
Section 162(m)
      To ensure that performance-based compensation over $1,000,000 payable to the CEO and the Corporation’s four other most highly compensated executive officers is tax-deductible and qualifies under Section 162(m), the material terms of performance-based compensation plans, including the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee under the plan (or the formula used to calculate the amount of compensation to be paid to the employee), must be approved by the shareholders of the Corporation. The Amended and Restated 1991 Plan is designed to provide for this type of performance-based compensation.
      In accordance with current tax laws, shareholder approval lasts for approximately five years, and this plan now needs re-approval to retain its tax qualified status. We are asking our shareholders to extend qualification of the Amended and Restated 1991 Plan under Section 162(m) for incentives established within the nest five years.
Summary of Changes
      The 1991 Plan was originally approved at the Corporation’s 1991 annual meeting of shareholders and was approved as amended and restated at the 1997 annual meeting of shareholders. In 1998, the Board adopted an amendment to make reload options available to Non-Employee directors and provide for acceleration of the vesting of Option Rights granted to Non-Employee directors if a Non-Employee director elected to defer the gain realized upon the exercise of Option Rights. In 1999, the Board adopted another amendment, which permits Option Rights to provide that a Non-Employee director who has completed a specified term of service or reached a specified age would be entitled to exercise such Option Rights immediately upon termination of service. In 2001, the Board amended and restated the 1991 Plan to include these prior amendments, and this amended and restated plan was approved at the Corporation’s 2001 annual meeting of shareholders.
      In October 2001, the Board adopted an amendment allowing Option Rights granted to Non-employee directors after October 9, 2001 to expire not more than ten years from the date of grant. In February 2004, the Board adopted another amendment, which revised the definition of Detrimental Activity and provided for the definition of Restricted Stock Unit as a bookkeeping entry for deferred shares awarded under the plan. In April 2004, the Board also adopted an amendment to authorize the grant of deferred shares to Non-employee directors. Finally, during 2005, the Board adopted certain conforming amendments in order to comply with the American Jobs Creation Act of 2004, which added Section 409A (“Section 409A”) to the Code, and which became effective as of January 1, 2005. None of the amendments that were made since the 2001 annual meeting of shareholders required further shareholder approval and are incorporated in the Amended and Restated 1991 Plan.

Summary of Terms
      The following is a summary of the key provisions of the Amended and Restated 1991 Plan:
Shares Available Under the Amended and Restated 1991 Plan
      Subject to adjustment as provided in the Amended and Restated 1991 Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Non-Employee Directors or (vi) in payment of dividend equivalents paid with respect to awards made under the plan shall not exceed in the aggregate 9,265,313 shares (3,265,313 of which were approved in 1991, 3,000,000 of which were approved in 1997 and 3,000,000 of which were approved in 2001) plus any shares relating to awards that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Option Price by the transfer to the Corporation of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under the Amended and Restated 1991 Plan only the net number of Common Shares actually issued or transferred by the Corporation.
      The aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options (“ISO”) shall not exceed 9,265,313 shares. Further, no participant shall be granted Option Rights for more than 200,000 Common Shares during any calendar year, subject to adjustments as provided in the Amended and Restated 1991 Plan. In no event shall any participant in any calendar year receive more than 200,000 Appreciation Rights, 200,000 Restricted Shares, 200,000 Deferred Shares or receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000, subject to adjustments as provided in the Amended and Restated 1991 Plan.
Eligibility
      Officers and key employees of the Corporation and its subsidiaries may be selected by the Board to receive benefits under the Amended and Restated 1991 Plan. In addition, non-employee directors of the Corporation will be eligible for discretionary grants of Option Rights as described below under the heading “Awards to Non-Employee Directors.”
Option Rights
      Option Rights may be granted which entitle the optionee to purchase Common Shares at a price not less than 100 percent of market value at the date of grant. The option price is payable (i) in cash at the time of exercise, (ii) by the transfer to the Corporation of nonforfeitable unrestricted Common Shares owned by the optionee having a value at the time of exercise equal to the option price, (iii) by surrender of any other award under the Amended and Restated 1991 Plan having a value at the time of exercise equal to the option price or (iv) a combination of such payment methods. The Amended and Restated 1991 Plan would permit the exercise of Option Rights by means of the delivery of previously owned Common Shares in partial satisfaction of the exercise price and the successive re-delivery of the shares so obtained to satisfy the exercise price of additional Option Rights until the grant has been fully exercised.
      The Board has the authority to specify at the time Option Rights are granted that Common Shares will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Amended and Restated 1991 Plan does not require any such holding period and would permit immediate sequential exchanges of Common Shares at the time of exercise of Option Rights. Any grant of an Option Right may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the Common Shares to which the exercise relates.
      To the extent allowable under Section 409A, any grant may provide for the automatic grant of additional Option Rights (“Reload Option Rights”) to an optionee upon the exercise of Option Rights using Common Shares as payment. Any Reload Option Rights may cover up to the number of Common Shares, Deferred Shares, Option Rights or Performance Shares (or the number of Common Shares having a value equal to the value of any Performance Units) surrendered to the Corporation upon exercise in payment of the option price or to meet any withholding obligations. Reload Option Rights may be on such other terms as may be specified by the directors, which may be the same or different from those of the original Option Rights.
      The Board may, at or after the date of grant of any Option Rights (other than the grant of an ISO), provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis.
      No Option Right may be exercisable more than 10 years from the date of grant. Each grant must specify the period of continuous employment with the Corporation or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other similar transaction or event. Successive grants may be made to the same optionee whether or not Option Rights previously granted remain unexercised. Any grant of Option Rights may specify Management Objectives (as described below) that must be achieved as a condition to exercise such rights. Option Rights must be evidenced by an Evidence of Award containing the terms and provisions, consistent with the Amended and Restated 1991 Plan, as the Board may approve.
Appreciation Rights
      Appreciation Rights provide optionees an alternative means of realizing the benefits of Option Rights. An Appreciation Right is a right, exercisable by surrender of the related Option Right, to receive from the Corporation an amount equal to 100 percent, or such lesser percentage as the Board may determine, of the spread between the option price and the current value of the Common Shares underlying the option. Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in Common Shares, or in any combination thereof, and may either grant to the optionee or retain in the Board the right to elect among those alternatives. Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights. Appreciation Rights must be evidenced by an Evidence of Award containing the terms and provisions, consistent with the Amended and Restated 1991 Plan, as the Board may approve.
Restricted Shares
      A grant of Restricted Shares involves the immediate transfer by the Corporation to a participant of ownership of a specific number of Common Shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Board may determine.
      Restricted Shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for at least three years. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve the Corporation as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Board for the period during which the forfeiture provisions are to continue. The Board may provide for a shorter period during which the forfeiture provisions are to apply in the event of a Change in Control of the Corporation or other similar transaction or event.
      Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant must also specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified Management Objectives. Restricted Shares must be evidenced by an Evidence of Award containing the terms and provisions, consistent with the Amended and Restated 1991 Plan, as the Board may approve.
Deferred Shares
      A grant of Deferred Shares constitutes an agreement by the Corporation to deliver Common Shares to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Board may specify. During the Deferral Period, the participant has no right to transfer any rights under his or her award and no right to vote such Shares, but the Board may, at or after the date of grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of award.
      Deferred Shares must be subject to a Deferral Period of at least one year, as determined by the Board at the date of the award, except that the Board may provide for a shorter Deferral Period in the event of a Change in

Control or other similar transaction or event. Deferred Shares must be evidenced by an Evidence of Award containing the terms and provisions, consistent with the Amended and Restated 1991 Plan, as the Board may approve.
Performance Shares and Performance Units
      A Performance Share is the equivalent of one Common Share and a Performance Unit is the equivalent of $1.00. A participant may be granted any number of Performance Shares or Performance Units, subject to the limitations set forth under Available Shares. The participant will be given one or more “Performance Period”). The specified Performance Period shall be a period of time not less than one year, except in the case of a Change in Control or other similar transaction or event, if the Board shall so determine. A minimum level of acceptable achievement will also be established by the Board. If by the end of the Performance Period, the participant has achieved the specified Management Objectives, the participant will be deemed to have fully earned the Performance Shares or Performance Units. If the participant has not achieved the Management Objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the Performance Shares or Performance Units in accordance with a predetermined formula. To the extent earned, the Performance Shares or Performance Units will be paid to the participant at the time and in the manner determined by the Board in cash, Common Shares or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in Common Shares on a current, deferred or contingent basis. Performance Shares and Performance Units must be evidenced by an Evidence of Award containing the terms and provisions, consistent with the Amended and Restated 1991 Plan, as the Board may approve.
Management Objectives
      The Amended and Restated 1991 Plan requires that the Board establish “Management Objectives” for purposes of Performance Shares and Performance Units. When so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares and dividend credits may also specify Management Objectives. Management Objectives may be described in terms of either Corporation-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Corporation or a subsidiary in which the participant is employed. Management Objectives applicable to any award to a participant who is, or is determined by the Board likely to become, a Covered Employee, shall be limited to specified levels of or growth in (i) earnings; (ii) earnings per share; (iii) share price; (iv) total shareholder return; (v) return on invested capital, equity or assets; (vi) operating earnings; (vii) sales growth; and (viii) productivity improvement. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption under Section 162(m). In such case, the Board may not make any modification of the Management Objectives or minimum acceptable level of achievement.
Awards to Non-Employee Directors
      The Board may, in its discretion, authorize the granting to Non-Employee Directors of Option Rights and may also authorize the grant or sale of Restricted Shares and Deferred Shares to Non-Employee Directors. Non-Employee Directors are not eligible to receive any other awards under the Amended and Restated 1991 Plan.
      Each such Option Right will become exercisable to the extent of one-fourth of the number of shares covered thereby in each of the four successive years following the grant. However, in the event of a Change in Control of the Corporation, the Option Rights would become immediately exercisable in full. Each such Option Right granted under the Amended and Restated 1991 Plan will expire five years from the date of the grant, unless subject to earlier termination pursuant to the Amended and Restated 1991 Plan. However, the Board may provide that Option Rights granted to Non-Employee Directors after August 4, 1998 may become exercisable at an earlier time than one year from the date of grant, if the optionee elects to defer gain realized on the exercise of such Option Rights. Common Shares acquired upon the exercise of these Option Rights may not be transferred for one year, except in the case of the director’s death, disability or other termination of service as a director.
      In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and will expire on the earlier of their stated termination date or 90 days following the termination of the holder’s service on the Board. In the event of death or disability, each of the then outstanding Option Rights of such holder may be exercised until the earlier of one year after such death or disability or the otherwise stated expiration date of the Option Rights. However, any Option Rights may provide that a director who has completed a specified period of service on the Board or attained a specified age will be entitled to exercise such Option Rights immediately in full at any time after termination until their stated expiration date.
      If a Non-Employee Director subsequently becomes an employee of the Corporation or a subsidiary while remaining a member of the Board, any Option Rights held at that time will not be affected.
      Option Rights may be exercised by a Non-Employee Director only by payment in full of the Option Price. Such payment may be in cash, in Common Shares previously owned by the director for more than six months, or a combination of both. To the extent allowable under Section 409A, each grant may provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares. Reload Option Rights will cover up to the number of Common Shares surrendered to the Corporation upon any such exercise in payment of the Option Price. Reload Options may be on such other terms as may be specified by the directors, which may be the same or different from those of the original Option Rights.
      Each grant or sale of Restricted Shares or Deferred Shares to Non-Employee Directors will be upon terms and conditions as described above.
Administration and Amendments
      The Amended and Restated 1991 Plan is to be administered by the Board, except that the Board has the authority under the plan to delegate any or all of its powers under the plan to a committee (or subcommittee thereof) consisting of not less than three Non-Employee Directors within the meaning of Rule 16b-3 and who are “outside directors” within the meaning of Section 162(m).
      The Board is authorized to interpret the Amended and Restated 1991 Plan and related agreements and other documents. The Board may make awards to employees under any or a combination of all of the various categories of awards that are authorized under the Amended and Restated 1991 Plan, or in its discretion, make no awards. The Board may amend the Amended and Restated 1991 Plan from time to time without further approval by the shareholders of the Corporation except where required by applicable law or the rules and regulations of a national securities exchange. The Corporation reserves authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.
      The Board may provide for special terms for awards to participants who are foreign nationals or who are employed by the Corporation or any of its subsidiaries outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.
Transferability
      Except as otherwise determined by the Board, no Option Right or Appreciation Right or other derivative security is transferable by an optionee except, upon death, by will or the laws of descent and distribution. If, however, the optionee is not a director or officer of the Corporation, transfer may be made to a fully revocable trust of which the optionee is treated as the owner for federal income tax purposes. Except as otherwise determined by the Board, Option Rights and Appreciation Rights are exercisable during the optionee’s lifetime only by him or her. Notwithstanding the above, the Board may provide for transferability of awards under the Amended and Restated 1991 Plan if such provision would not disqualify the exemption for other awards under Rule 16b-3 of the Exchange Act.
      The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Corporation upon exercise of Option Rights or Appreciation Rights, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Amended and Restated 1991 Plan, shall be subject to further restrictions on transfer.
Adjustments
      The maximum number of shares that may be issued and delivered under the Amended and Restated 1991 Plan, the number of shares covered by outstanding Option Rights and Appreciation Rights, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-

offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the Amended and Restated 1991 Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Amended and Restated 1991 Plan as the Board may determine appropriate to reflect any transaction or event described above.
Change in Control
      A definition of “Change in Control” is included in the Amended and Restated 1991 Plan, which is attached hereto as Appendix A. This definition has been updated to reflect current law and practice.
Withholding Taxes
      To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under this plan, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants must also make such arrangements as the Corporation may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Option Rights. In no event, however, may the Corporation accept Common Shares for the payment of taxes in excess of required tax withholding rates, with respect to any grant made on or after July 1, 2000. However, in the discretion of the Board, a participant or such other person may surrender Common Shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.
Detrimental Activity
      Any Evidence of Award may provide that if a participant, either during employment by the Corporation or a Subsidiary or within a specified period after termination of such employment, engages in any Detrimental Activity, and the Board so finds, forthwith upon notice of such finding, the participant must:

(A) Return to the Corporation, in exchange for payment by the Corporation of any amount actually paid therefor by the participant, all shares of Common Shares that the participant has not disposed of that were offered pursuant to the plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(B) With respect to any Common Shares so acquired that the participant has disposed of, pay to the Corporation in cash the difference between:

(i) Any amount actually paid therefor by the participant pursuant to this Plan, and

(ii) The Market Value per Share of the Common Shares on the date of such acquisition.
      To the extent that such amounts are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
Governing Law
      The Amended and Restated 1991 Plan and all awards granted and actions taken thereunder will be governed by the internal substantive laws of Ohio.
Amended and Restated 1991 Plan Benefits
      It is not possible to determine specific amounts that may be awarded in the future under the Amended and Restated 1991 Plan. However, as indicated in the table below, the Board has made awards to certain executive officers named in the Summary Compensation Table and certain other key employees during fiscal 2005 and through February 20, 2006.

NEW PLAN BENEFITS
Amended and Restated 1991 Equity and Performance Incentive Plan
(As Amended and Restated as of February 15, 2006)

	Option Rights		Performance Shares		Restricted Shares		Deferred Shares

	Common	Option
Name and Position	Shares (#)	Price	Number[1]	Value	Number	Value	Number	Value

Thomas W. Swidarski	22,900	$55.23	18,400	$1,016,232	0	$0	0	$0
President and	150,000	37.87	40,000	1,577,200
Chief Executive Officer
Michael J. Hillock	23,400	55.23	18,800	1,.038,324	0	0	0	0
President, International
David Bucci	25,000	55.23	9,400	1,038,324	1,250	69,000	0	0
Senior Vice President,	25,000	39.43	20,000	788,600
Customer Solutions Group
Warren W. Dettinger	8,700	55.23	7,400	408,702	0	0	1,500	59,310
Vice President, General Counsel and	9,000	39.43	8,000	315,440
Secretary
Daniel J. O’Brien	8,500	55.23	7,600	419,748	0	0	0	0
Vice President, Global Product
Marketing, Product Management and
Engineering
Walden W. O’Dell	85,000	55.23	38,000	2,098,740	0	0	0	0
Former Chairman and Chief Executive Officer
Eric C. Evans	30,000	55.23	30,000	1,656,900	0	0	0	0
Former President and Chief Operating Officer
Executive Group	165,600	55.23	108,600	5,997,978	2,000	110,400	44,000	1,739,760
(not including Messrs	150,000	37.87	146,600	5,780,438
O’Dell and Evans)	113,000	39.43
Non-Executive Directors	45,000	48.47	0	0	0	0	0	0
	4,500	39.34
	4,500	34.81
Non-Executive Officer Employee Group	91,375	55.23	65,000	3,589,950	3,000	165,600	64,005	3,533,076
	175	53.71	46,800	1,845,324			143,575	5,676,956
	104,650	39.43

[1]	The number of shares represents the maximum that can be earned.
Tax Consequences to Participants
      The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended and Restated 1991 Plan based on Federal income tax laws in effect on January 1, 2006. This summary is not intended to be complete and does not describe state or local tax consequences.
Section 409A of the Code
      Section 409A generally became effective January 1, 2005, and primarily covers most programs that defer receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation.
      Section 409A generally does not apply to ISOs, non-qualified Option Rights and appreciation rights, and restricted shares. Section 409A may apply to deferred shares, performance shares and performance units. It is the Corporation’s intention to structure such grants in a manner that complies with Section 409A.
Non-qualified Stock Options
      In general, (i) no income will be recognized by an optionee at the time a non-qualified Option Right is granted; (ii) at the time of exercise of a non-qualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified Option Right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options
      No income generally will be recognized by an optionee upon the grant or exercise of an ISO. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
      If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights
      No income will be recognized by a participant in connection with the grant of a tandem Appreciation Right or a free-standing Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.
Restricted Shares
      The recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the participant for such Restricted Shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
Deferred Shares
      No income generally will be recognized upon the award of Deferred Shares. The recipient of a Deferred Share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such Deferred Shares), and the capital gains/loss holding period for such shares will also commence on such date.
Performance Shares and Performance Units
      No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.
Tax Consequences to the Corporation or Subsidiary
      To the extent that a participant recognizes ordinary income in the circumstances described above, the Corporation or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m).
Vote Required to Approve the Amended and Restated 1991 Plan
      A favorable vote of the majority of votes cast on the matter is necessary for approval of the Amended and Restated 1991 Plan, provided that the total vote cast represents over 50% interest of all securities entitled to vote on the Amended and Restated 1991 Plan. Abstentions and broker non-votes will not be counted for determining whether the Amended and Restated 1991 Plan is passed.
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE
AMENDMENT AND EXTENSION OF THE 1991 PLAN.
EXPENSES OF SOLICITATION
      The cost of soliciting the proxies will be paid by the Corporation. In addition to solicitation by mail, some of the Corporation’s directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. The Corporation will also enlist, at its own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Georgeson Shareholder Communications Inc., New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $7,000.
PROPOSALS OF SHAREHOLDERS
      The Corporation must receive by November 17, 2006, any proposal of a shareholder intended to be presented at the 2007 Annual Meeting of Shareholders of the Corporation (the “2007 Meeting”) and to be included in the Corporation’s proxy, notice of meeting and proxy statement related to the 2007 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted to the Secretary of the Corporation by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 of the Exchange Act in connection with the 2007 Meeting (“non-Rule 14a-8 Proposals”) must be received by the Corporation by January 25, 2007 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Corporation’s proxy related to the 2007 Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 Proposals received by the Corporation after January 25, 2007.
OTHER MATTERS
      The Corporation is not aware of any matters to be presented at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the General Corporation Law of the State of Ohio, the Board has appointed inspectors of elections to act at the Annual Meeting.

By Order of the Board of Directors

WARREN W. DETTINGER
Vice President, General Counsel and Secretary
Canton, Ohio
March 17, 2006
THE ANNUAL REPORT OF DIEBOLD, INCORPORATED FOR THE
YEAR ENDED DECEMBER 31, 2005, WAS MAILED TO ALL
SHAREHOLDERS ON OR ABOUT MARCH 17, 2006.

APPENDIX A
DIEBOLD, INCORPORATED
1991 EQUITY AND PERFORMANCE INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF FEBRUARY 15, 2006)
      1. Purpose. The purpose of the 1991 Equity and Performance Incentive Plan (As Amended and Restated as of February 15, 2006) (this “Plan”) is to attract and retain directors, officers and key employees for Diebold, Incorporated (the “Corporation”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.
      2. Definitions. As used in this Plan,
      “Annual Meeting” means the annual meeting of shareholders of the Corporation.
      “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
      “Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 17 of this Plan, such committee (or subcommittee thereof).
      “Change in Control” shall have the meaning provided in Section 12 of this Plan.
      “Code” means the Internal Revenue Code of 1986, as amended from time to time.
      “Common Shares” means shares of common stock, $1.25 par value per share, of the Corporation or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
      “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
      “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto) and shall also include the date on which a grant of Option Rights to a Non-Employee Director becomes effective pursuant to Section 9 of this Plan.
      “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.
      “Deferred Shares” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.
      “Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Corporation owns or controls, directly or indirectly, less than 80 percent of the total combined voting power represented by all classes of stock issued by such corporation.
      “Detrimental Activity” means:

(i) Engaging in any activity, as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Corporation or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Corporation if such development is being actively pursued by the Corporation during the one-year period following the termination of Participant’s employment by the Corporation or a Subsidiary) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product or service or engages in such business activity.

(ii) Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.

(iii) The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.

(iv) The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v) Activity that results in Termination for Cause. For purposes of this Section, “Termination for Cause” shall mean a termination:

(A) due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(B) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.
      “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Deferred Shares or other awards. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Corporation and, with the approval of the Committee, need not be signed by a representative of the Corporation or a Participant.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
      “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
      “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares and dividend credits pursuant to this Plan. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified levels of or growth in one or more of the following criteria:

1.	earnings;

2.	earnings per share (earnings per share will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the goal is established);

3.	share price;

4.	total shareholder return;

5.	return on invested capital, equity, or assets;

6.	operating earnings;

7.	sales growth;

8.	productivity improvement.

      If the Board determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Board shall not make any modification of the Management Objectives or minimum acceptable level of achievement.
      “Market Value per Share” means, as of any particular date, the fair market value of the Common Shares as determined by the Board.
      “Non-Employee Director” means a Director of the Corporation who is not an employee of the Corporation or any Subsidiary.
      “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
      “Option Price” means the purchase price payable on exercise of an Option Right.
      “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.
      “Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, or other key employee of the Corporation or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights pursuant to Section 9 of this Plan; provided, however,that for purposes of Sections 4, 5, 7 and 8 of this Plan, Participant shall not include such Non-Employee Director.
      “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.
      “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
      “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.
      “Reload Option Rights” means additional Option Rights granted automatically to an Optionee upon the exercise of Option Rights pursuant to Section 4(f) or Section 9(a)(ix) of this Plan.
      “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.
      “Restricted Stock Unit” means a bookkeeping entry reflecting an award of Deferred Shares.
      “Rule l6b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.
      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
      “Spread” means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.
      “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options,

“Subsidiary” means any corporation in which at the time the Corporation owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.
      “Termination for Cause” means a termination:

(i) due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(ii) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.
      “Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Corporation.
      3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Non-Employee Directors or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 9,265,313 shares (3,265,313 of which were approved in 1991; 3,000,000 of which were approved in 1997 and 3,000,000 of which were approved in 2001) plus any shares relating to awards that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Option Price by the transfer to the Corporation of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under this Plan only the net number of Common Shares actually issued or transferred by the Corporation.

(b) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 9,265,313 shares. Further, no Participant shall be granted Option Rights for more than 200,000 Common Shares during any calendar year, subject to adjustments as provided in Section 11 of this Plan.

(c) Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder.

(d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive more than 200,000 Appreciation Rights, subject to adjustments as provided in Section 11 of this plan.

(e) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive more than 200,000 Restricted Shares or 200,000 Deferred Shares, subject to adjustments as provided in Section 11 of this Plan.

(f) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000.
      4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this plan.

(b) Each grant shall specify an Option Price per share, which shall not be less than 100 percent of the Market Value per Share on the Date of Grant.

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Corporation, (ii) by the actual or constructive transfer to the Corporation of nonforfeitable, unrestricted Common Shares owned by the Optionee (or other consideration authorized pursuant to subsection (d) below) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, Deferred Shares, Performance Shares (based, in each case, on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Shares received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares or Performance Shares, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units surrendered.

(e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Corporation of some or all of the shares to which such exercise relates.

(f) If and to the extent permitted under Section 409A of the Code, any grant may, at or after the Date of Grant, provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares or other consideration specified in paragraph (d) above. Reload Option Rights shall cover up to the number of Common Shares, Deferred Shares, Option Rights or Performance Shares (or the number of Common Shares having a value equal to the value of any Performance Units) surrendered to the Corporation upon any such exercise in payment of the Option Price or to meet any withholding obligations. Reload Options may be on such other terms as may be specified by the Directors, which may be the same as or different from those of the original Option Rights.

(g) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(h) Each grant shall specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other similar transaction or event.

(i) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(j) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(k) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis.

(l) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any related Appreciation Right authorized under Section 5 of this Plan.

(m) No Option Right shall be exercisable more than 10 years from the Date of Grant.

(n) Each grant of Option Rights shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan, as the Board may approve.
      5. Appreciation Rights. The Board may also authorize the granting to any Optionee of Appreciation Rights in respect of Option Rights granted hereunder at any time prior to the exercise or termination of such related Option Rights; provided, however, that an Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. An Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in Common Shares or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

(b) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods and shall provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

(d) Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event.

(e) Each grant of Appreciation Rights shall be evidenced by an Evidence of Award that shall describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(f) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.
      6. Restricted Shares. The Board may also authorize the grant or sale to Participants of Restricted Shares. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject, except (if the Board shall so determine) in the event of a Change in Control or other similar transaction or event, for a period of not less than 3 years to be determined by the Board at the Date of Grant, to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares and each grant may specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award that shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares shall be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.
      7. Deferred Shares. The Board may also authorize the granting or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale shall constitute the agreement by the Corporation to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Board may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall be subject, except (if the Board shall so determine) in the event of a Change in Control or other similar transaction or event, to a Deferral Period of not less than 3 years, as determined by the Board at the Date of Grant.

(d) During the Deferral Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale of Deferred Shares shall be evidenced by an Evidence of Award containing such terms and provisions, consistent with this Plan, as the Board may approve.
      8. Performance Shares and Performance Units. The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee.

(b) The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time (not less than 1 year, except in the event of a Change in Control or other similar transaction or event, if the Board shall so determine) commencing with the Date of Grant (as shall be determined by the Board at the time of grant).

(c) Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) Each grant shall specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which no payment will be made and shall set forth a formula for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Management Objectives.

(e) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units which have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(f) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(g) The Board may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(h) Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award containing such other terms and provisions, consistent with this Plan, as the Board may approve.

      9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of options to purchase Common Shares and may also authorize the grant or sale of Restricted Shares and Deferred Shares to Non-Employee Directors.

(a) Each grant of Option Rights awarded pursuant to this Section 9 shall be evidenced by an agreement in such form as shall be approved by the Board, and shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(ii) Each grant shall specify an Option Price per share, which shall not be less than 100 percent of the Market Value per Share on the Date of Grant.

(iii) Each such Option Right shall become exercisable to the extent of one-fourth of the number of shares covered thereby 1 year after the Date of Grant and to the extent of an additional one-fourth of such shares after each of the next 3 successive years thereafter. Such Option Rights shall become exercisable in full immediately in the event of a Change in Control. Each such Option Right granted under the Plan shall expire 5 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Notwithstanding the foregoing, the Board may provide that Option Rights granted (A) after August 4, 1998 may become exercisable at an earlier time, but not earlier than one year from the Date of Grant, if the Optionee elects to defer gain on the exercise of such Option Rights, and (B) after October 9, 2001 shall expire not more than 10 years from the Date of Grant.

(iv) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death as set forth in paragraph (d) hereof, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire 90 days after such termination, or on their stated expiration date, whichever occurs first; provided, however, that any Option Rights may provide that a Director who has completed a specified period of service on the Board or attained a specified age will be entitled to exercise any such Option Rights immediately in full at any time after any such termination until their stated expiration date.

(v) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

(vi) If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

(vii) Option Rights may be exercised by a Non-Employee Director only upon payment to the Corporation in full of the Option Price of the Common Shares to be delivered. Such payment shall be made in cash or in Common Shares previously owned by the Optionee for more than six months, or in a combination of cash and such Common Shares.

(viii) Common Shares acquired upon the exercise of these Option Rights may not be transferred for 1 year except in the case of the Director’s death, disability or other termination of service as a Director.

(ix) If and to the extent permitted under Section 409A of the Code, each grant may provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares. Reload Option Rights shall cover up to the number of Common Shares surrendered to the Corporation upon any such exercise in payment of the Option Price. Reload Options may be on such other terms as may be specified by the Directors, which may be the same as or different from those of the original Option Rights.

(b) Each grant or sale of Restricted Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 6 of this Plan.

(c) Each grant or sale of Deferred Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 7 of this Plan.
      10. Transferability.

(a) Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution, except (in the case of a Participant who is not a Director or officer of the Corporation) to a fully revocable trust of which the Optionee is treated as the owner for federal income tax purposes. Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative. Notwithstanding the foregoing, the Board in its sole discretion may provide for transferability of particular awards under this Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3.

(b) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions on transfer.
      11. Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, and Performance Shares granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan and in the number of shares to be granted pursuant to Section 9 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11.
      12. Change in Control. For purposes of this Plan, a “Change in Control” shall mean if at any time any of the following events shall have occurred:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either: (A) the then-outstanding shares of common stock of the Corporation (the “Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the

Corporation entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b); or

(ii) Individuals who, as of the date hereof, constitute the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Corporation Common Stock and Voting Stock of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

      13. Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.
      14. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Corporation may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Option Rights. In no event, however, shall the Corporation accept Common Shares for payment of taxes in excess of required tax withholding rates, with respect to any grant made on or after July 1, 2000, except that, in the discretion of the Board, a Participant or such other person may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.
      15. Participation by Employees of Designated Subsidiaries. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Corporation or another Subsidiary, the Board may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan and any applicable agreement entered into with any such employee pursuant to this Plan) the Common Shares that would otherwise be delivered by the Corporation, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Corporation. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Board and such Designated Subsidiary. All such Common Shares so delivered by or to a Designated Subsidiary shall be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of “Board” and except in other cases where the context otherwise requires.
      16. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.
      17. Administration of the Plan.

(a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof), consisting of not less than three Non-Employee Directors appointed by the Board of Directors, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. A majority of the committee (or subcommittee thereof) shall constitute a quorum, and the action of the members of the committee (or subcommittee thereof) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee thereof).

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.
      18. Corporation’s Rights Upon Occurrence of Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during employment by the Corporation or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Return to the Corporation, in exchange for payment by the Corporation of any amount actually paid therefor by the Participant, all shares of Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(b) With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Corporation in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Market Value per Share of the Common Shares on the date of such acquisition.
To the extent that such amounts are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
      19. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) In order to determine for purposes of Section 409A of the Code whether a Participant is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Common Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(i) In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and

(ii) In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
      20. Governing Law. The Plan and all awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
      21. Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of any national securities exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

(b) Except with respect to Option Rights and Appreciation Rights, the Board may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Board also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(c) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

(d) If permitted by Section 409A of the Code and except in the case of a Covered Employee where such action would result in the loss of an otherwise available exemption under Section 162(m) of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Deferral Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(e) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor shall it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Prior to exercise of any Option Right, and prior to exercise, payment or delivery pursuant to any other award, the Participant may be required, at the Corporation’s request, to certify in a manner reasonably acceptable to the Corporation that the Participant has not engaged in, and has no present intention to engage in the future in, any Detrimental Activity.

(f) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.
      22. Termination. No grant (other than an automatic grant of Reload Option Rights) shall be made under this Plan more than 10 years after April 2, 2001, subject to approval by the shareholders of the Corporation at the 2001 Annual Meeting of Shareholders, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

Directions
      From Cleveland and Akron: Take I-77 South to Exit 111 (Portage Street). Turn right on Portage Street to Frank Avenue. Turn left on Frank Avenue. Proceed to the light at Frank Avenue and University Drive. Make a left turn and follow the signs to the Kent State University (Stark) Professional Education and Conference Center.
      From Canton: Take I-77 North to Exit 111 (Portage Street). Turn left on Portage Street to Frank Avenue. Turn left on Frank Avenue. Proceed to the light at Frank Avenue and University Drive. Make a left turn and follow the signs to the Kent State University (Stark) Professional Education and Conference Center.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future when our material is available over the internet, you will receive notification which will contain the internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Corporation's transfer agent, The Bank of New York, 101 Barclay Street 11E, New York, New York 10286, Attention: Proxy Department, or by written request to the Corporate Secretary.

To give your consent, check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Please Detach Here
You Must Detach This Portion of the Proxy Card
• Before Returning it in the Enclosed Envelope •

Please Sign, Date and Return
the Proxy Promptly Using the
Enclosed Envelope.	☒
Votes MUST be indicated
(x) in Black or Blue ink.

The Common Shares represented by this proxy will be voted by the Proxy Committee as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote “FOR” these items.

1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Louis V. Bockius III, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, William F. Massy, Eric J. Roorda, Thomas W. Swidarski, Henry D.G. Wallace and Alan J. Weber.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	To Ratify the Appointment of KPMG LLP as Independent Auditors for the Year 2006	☐	☐	☐

3.	To approve the Amended and Restated Diebold, Incorporated 1991 Equity and Performance Incentive Plan	☐	☐	☐

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

	Please check this box if you consent to access future annual reports and proxy materials via the internet only.			☐

S C A N   L I N E

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077, North Canton, Ohio 44720-8077

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Thomas W. Swidarski and Kevin J. Krakora and each of them, as the Proxy Committee, with full power of substitution to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on March 13, 2006, at the annual meeting of shareholders which will be held on April 27, 2006 or at any adjournment thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Dividend Reinvestment Plan, and will be considered to be voting instructions to the Trustee with respect to shares held in accounts under the Diebold, Incorporated 401(k) Savings Plan.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting. However, for the 401(k) Savings Plan, if no direction is given to Vanguard Fiduciary Trust Company, Trustee, by close of business at 5:00 p.m. on April 24, 2006, the Trustee will vote
your shares in the plan in the same proportion as
votes received from other participants in the plan.	DIEBOLD, INCORPORATED
P.O. BOX 11105
(Continued, and to be dated and signed on reverse side.)	NEW YORK, N.Y. 10203-0105